Exhibit 10.1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
by and among
WELLS FARGO CAPITAL FINANCE, LLC,
as Administrative Agent,
WELLS FARGO CAPITAL FINANCE, LLC,
as Sole Lead Arranger and Sole Bookrunner,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
ESSEX HOLDINGS, LLC,
as Parent, and
ESSEX CRANE RENTAL CORP.
as Borrower
Dated as of May 13, 2014

Page

1.		DEFINITIONS AND CONSTRUCTION	1
	1.1.	Definitions	1
	1.2.	Accounting Terms	1
	1.3.	Code	2
	1.4.	Construction	2
	1.5.	Time References	3
	1.6.	Schedules and Exhibits	3
2.		LOANS AND TERMS OF PAYMENT	4
	2.1.	Revolving Loans	4
	2.2.	Term Loan	5
	2.3.	Borrowing Procedures and Settlements	6
	2.4.	Payments; Reductions of Commitments; Prepayments	13
	2.5.	Promise to Pay	18
	2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	19
	2.7.	Crediting Payments	20
	2.8.	Designated Account	21
	2.9.	Maintenance of Loan Account; Statements of Obligations	21
	2.10.	Fees	21
	2.11.	Letters of Credit	22
	2.12.	LIBOR Option	29
	2.13.	Capital Requirements	31
	2.14.	Effect of Amendment and Restatement	33
3.		CONDITIONS; TERM OF AGREEMENT	34
	3.1.	Conditions Precedent to the Initial Extension of Credit	34
	3.2.	Conditions Precedent to all Extensions of Credit	34
	3.3.	Maturity	34
	3.4.	Effect of Maturity	34
	3.5.	Early Partial or Complete Termination by Borrower	35
4.		REPRESENTATIONS AND WARRANTIES	35
	4.1.	Due Organization and Qualification; Subsidiaries	36
	4.2.	Due Authorization; No Conflict	36
	4.3.	Governmental Consents	37
	4.4.	Binding Obligations; Perfected Liens	37
	4.5.	Title to Assets; No Encumbrances	37
	4.6.	Litigation	37
	4.7.	Compliance with Laws	38
	4.8.	No Material Adverse Effect	38
	4.9.	Solvency	38
	4.10.	Employee Benefits	38
	4.11.	Environmental Condition	39

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(continued)
Page

	4.12.	Complete Disclosure	39
	4.13.	Patriot Act	40
	4.14.	Indebtedness	40
	4.15.	Payment of Taxes	40
	4.16.	Margin Stock	41
	4.17.	Governmental Regulation	41
	4.18.	OFAC	41
	4.19.	Employee and Labor Matters	41
	4.20.	Parent as a Holding Company	42
	4.21.	Leases	42
	4.22.	Eligible Accounts	42
	4.23.	Eligible Equipment	42
	4.24.	Locations of Collateral and Chief Executive Office	42
	4.25.	Payable Practices	42
	4.26.	Hedge Agreements	42
	4.27.	Brokers Fees	42
	4.28.	Restrictions on Subsidiaries	43
	4.29.	Material Contracts	43
5.		AFFIRMATIVE COVENANTS	43
	5.1.	Financial Statements, Reports, Certificates	43
	5.2.	Reporting	43
	5.3.	Existence	43
	5.4.	Maintenance of Properties	44
	5.5.	Taxes	44
	5.6.	Insurance	44
	5.7.	Inspection	44
	5.8.	Compliance with Laws	45
	5.9.	Environmental	45
	5.10.	Disclosure Updates	45
	5.11.	[Reserved.]	46
	5.12.	Further Assurances	46
	5.13.	Lender Meetings	46
	5.14.	Locations of Collateral and Chief Executive Office	47
	5.15.	Bank Products	47
	5.16.	Compliance with ERISA and the IRC	47
	5.17.	Collection of Accounts	47
	5.18.	Accounts Covenants	48
	5.19.	Inventory Covenants	49
	5.20.	Equipment For Lease and Equipment Covenants	49

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(continued)
Page

	5.21.	Real Property Covenants	50
	5.22.	Bank Products, Hedge Agreements and Hedge Obligations	50
	5.23.	Required Dispositions	50
6.		NEGATIVE COVENANTS.	51
	6.1.	Indebtedness	51
	6.2.	Liens	51
	6.3.	Restrictions on Fundamental Changes	51
	6.4.	Disposal of Assets	52
	6.5.	Nature of Business	52
	6.6.	Prepayments and Amendments	52
	6.7.	Restricted Payments	53
	6.8.	Accounting Methods	53
	6.9.	Investments	53
	6.10.	Transactions with Affiliates	53
	6.11.	Use of Proceeds	54
	6.12.	Limitation on Issuance of Equity Interests	54
	6.13.	Limitation of Restrictions Affecting Subsidiaries	54
	6.14.	Parent as Holding Company	55
	6.15.	Employee Benefits.	55
7.		FINANCIAL COVENANTS.	55
8.		EVENTS OF DEFAULT	56
	8.1.	Payments	56
	8.2.	Covenants	56
	8.3.	Judgments	57
	8.4.	Voluntary Bankruptcy, etc	57
	8.5.	Involuntary Bankruptcy, etc	57
	8.6.	Default Under Other Agreements	57
	8.7.	Representations, etc	57
	8.8.	Guaranty	57
	8.9.	Security Documents	57
	8.10.	Loan Documents	58
	8.11.	Change of Control	58
	8.12.	ERISA	58
	8.13.	Indictment	58
9.		RIGHTS AND REMEDIES	58
	9.1.	Rights and Remedies	58
	9.2.	Remedies Cumulative	59
10.		WAIVERS; INDEMNIFICATION	59
	10.1.	Demand; Protest; etc	59

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(continued)
Page

	10.2.	The Lender Group's Liability for Collateral	60
	10.3.	Indemnification	60
11.		NOTICES	61
12.		CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	62
13.		ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	64
	13.1.	Assignments and Participations	64
	13.2.	Successors	67
14.		AMENDMENTS; WAIVERS	67
	14.1.	Amendments and Waivers	67
	14.2.	Replacement of Certain Lenders	69
	14.3.	No Waivers; Cumulative Remedies	70
15.		AGENT; THE LENDER GROUP	70
	15.1.	Appointment and Authorization of Agent	70
	15.2.	Delegation of Duties	71
	15.3.	Liability of Agent	71
	15.4.	Reliance by Agent	72
	15.5.	Notice of Default or Event of Default	72
	15.6.	Credit Decision	72
	15.7.	Costs and Expenses; Indemnification	73
	15.8.	Agent in Individual Capacity	74
	15.9.	Successor Agent	74
	15.10.	Lender in Individual Capacity	75
	15.11.	Collateral Matters	75
	15.12.	Restrictions on Actions by Lenders; Sharing of Payments	77
	15.13.	Agency for Perfection	78
	15.14.	Payments by Agent to the Lenders	78
	15.15.	Concerning the Collateral and Related Loan Documents	78
	15.16.	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	78
	15.17.	Several Obligations; No Liability	79
16.		WITHHOLDING TAXES	80
	16.1.	Payments	80
	16.2.	Exemptions	80
	16.3.	Reductions	81
	16.4.	Refunds	82
17.		GENERAL PROVISIONS	82
	17.1.	Effectiveness	82
	17.2.	Section Headings	83
	17.3.	Interpretation	83

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Page

17.4.	Severability of Provisions	83
17.5.	Bank Product Providers	83
17.6.	Debtor-Creditor Relationship	84
17.7.	Counterparts; Electronic Execution	84
17.8.	Revival and Reinstatement of Obligations; Certain Waivers	84
17.9.	Confidentiality	85
17.10.	Survival	86
17.11.	Patriot Act	86
17.12.	Integration	87

-v-

EXHIBITS AND SCHEDULES

Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit B-2    Form of Bank Product Provider Agreement
Exhibit C-1    Form of Compliance Certificate
Exhibit E-1    Form of Equipment Lease
Exhibit L-1    Form of LIBOR Notice
Schedule A-1    Agent's Account
Schedule A-2    Authorized Persons
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule E-1    Existing Letters of Credit
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule R-1    Real Property Collateral
Schedule 3.1    Conditions Precedent
Schedule 4.1(b)    Capitalization of Borrower
Schedule 4.1(c)    Capitalization of Borrower's Subsidiaries
Schedule 4.1(d)    Subscriptions, Options, Warrants, Calls
Schedule 4.6    Litigation
Schedule 4.10    ERISA Matters
Schedule 4.11    Environmental Matters
Schedule 4.14    Permitted Indebtedness
Schedule 4.24    Locations of Collateral
Schedule 4.29    Material Contracts
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 6.5    Nature of Business

-vi-

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), is entered into as of May 13, 2014, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO CAPITAL FINANCE, LLC, as sole lead arranger and sole bookrunner (in such capacity, together with its successors and assigns in such capacity, the "Lead Arranger"), ESSEX HOLDINGS, LLC, a Delaware limited liability company ("Parent"), and ESSEX CRANE RENTAL CORP., a Delaware corporation ("Borrower"). This Agreement shall be effective as of the Closing Date (as defined below) upon the satisfaction of the conditions set forth herein; effective on the Closing Date, this Agreement amends, restates, supersedes and replaces in its entirety that certain Third Amended and Restated Credit Agreement dated as of March 15, 2013 (as amended or otherwise modified prior to the date hereof, the "Third Amended Loan Agreement") among Borrower, Parent, Agent and the financial institutions party thereto as lenders, which itself amended, restated, superseded and replaced in its entirety that certain Second Amended and Restated Loan and Security Agreement dated March 6, 2008 (as amended or otherwise modified prior to the date hereof, the "Second Amended Loan Agreement") among Borrower, Parent, Agent and the financial institutions party thereto as lenders, which itself amended, restated, superseded and replaced in its entirety that certain Amended and Restated Loan and Security Agreement dated February 13, 2007 (as amended or otherwise modified prior to March 6, 2008, the "First Amended Loan Agreement") among Borrower, Parent, Agent and the financial institutions party thereto as lenders and which itself amended, restated, superseded and replaced in its entirety that certain Loan and Security Agreement dated September 22, 2004 (as amended or otherwise modified prior to February 13, 2007, the "Original Loan Agreement") among Borrower, Parent, Agent and the financial institutions party thereto as lenders. Effective on the Closing Date, all Prior Obligations (as defined below) of Borrower owing under the Third Amended Loan Agreement shall continue to exist under, and be evidenced by, this Agreement.
The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1.    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3.    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4.    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Priority Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium applicable to the repayment of the Revolving Loans, (ii) all Lender Group

Expenses of Agent and the Revolving Lenders that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) in respect of the Revolving Loans and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Priority Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Revolving Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorney's fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Priority Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Priority Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Priority Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Priority Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Revolving Commitments of the Lenders. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Term Obligations shall mean (A) the payment or repayment in full in immediately available funds of (1) the principal amount of, and interest accrued and unpaid with respect to, the outstanding Term Loan, together with the payment of any premium applicable to the repayment of the Term Loan, (2) all Lender Group Expenses of the Term Lenders that have accrued and are unpaid regardless of whether demand has been made therefor, (3) all fees or charges that have accrued hereunder or under any other Loan Document in respect of the Term Loan and are unpaid, and (B) the receipt by Agent of cash collateral in order to secure any other contingent Term Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Term Lenders at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorney's fees and legal expenses), such cash collateral to be in such amount as Term Lenders reasonably determine is appropriate to secure such contingent Term Obligations. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of all of the Obligations shall mean the satisfaction of all conditions to satisfaction, repayment, or payment in full of the Priority Obligations and the Term Obligations. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5.    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6.    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1.    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrower in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Revolving Lender's Revolving Loan Commitment, and
(ii)    such Revolving Lender's Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Amount less (2) the Letter of Credit Usage at such time less (3) the outstanding principal balance of the Term Loan at such time, and
(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrower to Agent) less (2) the Letter of Credit Usage at such time less (3) the outstanding principal balance of the Term Loan at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Priority Obligations and shall be due and payable on the Revolving Loan Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), from time to time to establish and revise in good faith Reserves that reduce the amount of Loans and Letters of Credit that would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or (ii) the Liens and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any other Loan Party to Agent is or may have been incomplete, inaccurate or misleading in any material respect; provided, that unless an Event of Default is then in existence, Agent shall not institute a Reserve under this clause (b) without first providing Borrower with at least 10 days' prior notice thereof and an opportunity to discuss the same with Agent, (c) to reflect outstanding Letters of Credit or (d) in respect of any state of facts which Agent reasonably determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect (without duplication) (i) that dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five percent (5%), (ii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrower or any other Loan Party to Agent, any Affiliate of Agent, any Revolving Lender or any Affiliate of any Revolving Lender arising under or in connection with any Bank Product Obligations of Borrower with such Person or as such Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Priority Obligations as such terms are defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral, (iii) amounts due or to become due in respect of sales, use and/or withholding Taxes, (iv) the full amount of any personal property Taxes due or to become due relating to any property location in any jurisdiction in the United States, (v) that the liquidation value of the Eligible Equipment, or any category thereof, has decreased including any decrease attributable to a change in the nature, condition or mix thereof, and (vi) rental payments equal to three (3) month rentals, service charges or other amounts due to lessors of real or personal property (other than those Persons who have executed and delivered Collateral Access Agreements) or others in possession or control of Collateral to the extent Equipment, Equipment For Lease, Records or other Collateral are located in or on property or in their possession or control or such Records are needed to monitor or otherwise deal with Collateral; provided, that unless an Event of Default is then in existence, Agent shall not institute a Reserve under clause (v) above in an amount of $3,000,000 or more without providing Borrower with at least 10 days' prior notice thereof and an opportunity to discuss the same with Agent. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Equipment so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith. Upon establishing any Reserves, Agent shall give Borrower simultaneous notice thereof; provided, however, to the extent the implementation of a Reserve (i) results in any Extraordinary Advances to Borrower or (ii) causes a mandatory repayment under Section 2.4(e)(i), Agent shall give Borrower five (5) days prior notice thereof.
(d)    Anything to the contrary in this Section 2.1 notwithstanding, and in addition to the Reserves that Agent may establish pursuant to Section 2.1(c), Agent shall establish and maintain a special reserve (the "Term Loan Interest Reserve") that reduces the amount of Loans and Letters of Credit that would otherwise be available to Borrower under the lending formula(s) provided for herein, in an amount equal to the applicable Incremental Interest Amount (with the applicable Incremental Interest Amount calculated immediately after giving pro forma effect to the making of any Revolving Loan the use of proceeds of which result in a reduction to the Incremental Interest Amount).
2.2.    Term Loan. On the Closing Date, Initial Term Lender agrees to make a single term loan (the "Term Loan") to Borrower in the amount of $30,000,000. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earliest of (i) the Term Loan Maturity Date, (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof, but only to the extent that all Priority Obligations shall have first been paid in full as provided herein, and (iii) the date of termination of this Agreement pursuant to Section 8.1(c), but only to the extent that all the Priority Obligations shall have first been paid in full as provided herein. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Term Obligations. Any amounts repaid or prepaid in respect of the Term Loan may not be reborrowed.
2.3.    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 12:00 noon on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 noon on the applicable Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(b)    [Reserved].

(c)    Making of Revolving Loans.
(i)    After receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Revolving Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Revolving Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Revolving Lender shall make the amount of such Revolving Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Revolving Loans from the Revolving Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Revolving Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Revolving Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Revolving Lenders of a requested Borrowing that such Revolving Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Revolving Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Revolving Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Revolving Lender shall make the amount of such Revolving Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Revolving Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any Revolving Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Revolving Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Revolving Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Revolving Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Revolving Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrower and the Revolving Lenders, from time to time, in Agent's sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Protective Advances"). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $8,750,000.
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Revolving Lenders hereby authorize Agent and Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base minus the then outstanding principal balance of the Term Loan by more than $8,750,000, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the lesser of (1) the Maximum Amount minus the then outstanding principal balance of the Term Loan and (2) the aggregate Revolving Loan Commitments. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Revolving Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Revolving Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Revolving Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.4(e)(1). Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Revolving Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Revolving Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)    Each Protective Advance and each Overadvance (each, an "Extraordinary Advance") shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent's Liens, constitute Priority Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent and the Revolving Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the lesser of (1) the Maximum Amount minus the outstanding principal balance of the Term Loan or (2) the aggregate Revolving Loan Commitments, such portion of such Extraordinary Advance shall be for Agent's sole and separate account and not for the account of any Revolving Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e)    Settlement. It is agreed that each Revolving Lender's funded portion of the Revolving Loans is intended by the Revolving Lenders to equal, at all times, such Revolving Lender's Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent and the Revolving Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Revolving Lenders as to the Revolving Loans and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement ("Settlement") with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion at any time that the outstanding balance of unsettled Revolving Loans exceeds $4,000,000 or an Event of Default is continuing, (1) for itself, with respect to the outstanding Revolving Loans and Extraordinary Advances, and (2) with respect to Borrower's or its Subsidiaries' payments or other amounts received, as to each by notifying the Revolving Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Revolving Lender that is not a Defaulting Lender exceeds such Revolving Lender's Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Revolving Lender (as such Revolving Lender may designate), an amount such that each such Revolving Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Revolving Lender is less than such Revolving Lender's Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, such Revolving Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Revolving Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Extraordinary Advances and, shall constitute Revolving Loans of such Revolving Lenders. If any such amount is not made available to Agent by any Revolving Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Revolving Lender's balance of the Revolving Loans and Extraordinary Advances is less than, equal to, or greater than such Revolving Lender's Pro Rata Share of the Revolving Loans and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Revolving Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances are outstanding, may apply any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances. During the period between Settlement Dates, Agent with respect to Extraordinary Advances, and each Revolving Lender with respect to the Revolving Loans other than Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent or the Revolving Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Revolving Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans, and/or portions of the Term Loan, as applicable, owing to each Lender, including the Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to the Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (B) second, to each Non-Defaulting Lender ratably in accordance with its Revolving Loan Commitment (but, in each case, only to the extent that such Defaulting Lender's portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (C) third, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (D) fourth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (N) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Revolving Loan Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Sections 14.1(a)(i), 14.1(a)(ii), 14.1(a)(vii), 14.1(b)(i) and 14.1(b)(ii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Revolving Loan Commitment of any Revolving Lender, to relieve or excuse the performance by such Defaulting Lender or any other Revolving Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Revolving Lender to assume the Revolving Loan Commitment of such Defaulting Lender, such substitute Revolving

Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Revolving Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Revolving Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Priority Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Revolving Loan Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Letter of Credit is outstanding at the time that a Revolving Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender's Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Revolving Loan Exposures plus such Defaulting Lender's Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolving Loan Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;
(C)    if Borrower cash collateralizes any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;

(F)    so long as any Revolving Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to the Issuing Bank and Borrower to eliminate the Issuing Bank's risk with respect to the Defaulting Lender's participation in Letters of Credit; and
(G)    Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(d).
(h)    Independent Obligations. All Revolving Loans (other than Extraordinary Advances) and the Term Loan shall be made by the applicable Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan or portion of the Term Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4.    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrower.
(i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(iii)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv), Section 2.4(d), and Section 2.4(e), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law, and shall not be applied to the Term Loan for so long as the Priority Obligations have not been paid in full.
(iv)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)    third, to pay interest due in respect of all Protective Advances until paid in full,
(D)    fourth, to pay the principal of all Protective Advances until paid in full,
(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Revolving Lenders under the Loan Documents, until paid in full,
(F)    sixth, ratably, to pay any fees or premiums then due to any of the Revolving Lenders under the Loan Documents until paid in full,
(G)    seventh, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,
(H)    eighth,
i.    ratably, to pay the principal of all Revolving Loans until paid in full,
ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Revolving Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

iii.    ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Reserve in respect of Bank Product Obligations to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof,
(I)    ninth, to pay any other Priority Obligations other than Obligations owed to Defaulting Lenders, until paid in full,
(J)    tenth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any Term Lender under the Loan Documents, until paid in full,
(K)    eleventh, ratably to pay any fees or premiums then due to any Term Lender under the Loan Documents until paid in full,
(L)    twelfth, ratably to pay interest due in respect of the Term Loan until paid in full,
(M)    thirteenth, ratably to pay the outstanding principal balance of the Term Loan until the Term Loan is paid in full,
(N)    fourteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(O)    fifteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(v)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(vi)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document, other than any prepayment of the Term Loan prior to payment in full of the Priority Obligations, except as otherwise provided in Section 2.4(d) below.
(vii)    [Reserved.]

(viii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(d)    Optional Prepayments. Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty, subject to Borrower's obligation to pay any applicable Funding Losses pursuant to Section 2.12(b)(ii) hereof. Borrower shall not be entitled to prepay the principal of the Term Loan until after the Priority Obligations have been paid in full, except that, with the prior written consent of Required Lenders, Borrower shall be entitled to prepay the Term Loan, in part or in whole, from time to time after the first anniversary of the Closing Date, upon at least ten (10) days' prior written notice thereof, with the proceeds of Special Equity Contributions, so long as no Event of Default is in existence at the time of such payment or would be caused thereby, subject to Borrower's obligation to pay any applicable Funding Losses pursuant to Section 2.12(b)(ii) and any applicable Prepayment Premium pursuant to Section 2.10(d). After the Priority Obligations have been paid in full, Borrower shall be entitled to prepay the principal of the Term Loan at any time after the first anniversary of the Closing Date, in whole or in part, by providing to Agent at least 10 days' prior written notice thereof, in minimum amounts of $100,000 and even multiples of $100,000 in excess thereof, subject to Borrower's obligation to pay any applicable Funding Losses pursuant to Section 2.12(b)(ii) and any applicable Prepayment Premium pursuant to Section 2.10(d).
(e)    Mandatory Prepayments.
(i)    Borrowing Base. In the event that the Revolver Usage exceeds the lesser of the Borrowing Base minus the outstanding principal balance of the Term Loan and the Maximum Amount minus the outstanding principal balance of the Term Loan, or the Revolving Loans and the Letter of Credit Usage exceed any sublimit for any component of the Borrowing Base, or the aggregate amount of the outstanding Letter of Credit Usage, exceeds the sublimit for Letters of Credit set forth in Section 2.11(b), such event shall not limit, waive or otherwise affect any rights of Agent or Revolving Lenders in such circumstances or on any future occasions and Borrower shall, upon demand by Agent or Required Lenders, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
(ii)    Dispositions. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including Required Dispositions, casualty losses and condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (b), (e), (f), (g), (h), (i), (n), (o) or (p) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, with respect to any such sale or disposition resulting from a casualty loss or condemnation, so long as (A) no Default or

Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower's intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Parent or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority Lien, and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such sale or disposition resulting from a casualty loss or condemnation shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii). Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Extraordinary Receipts. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)    Excess Cash Flow. Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Borrower's fiscal year ended December 31, 2013 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 60% of the Excess Cash Flow of Borrower and its Subsidiaries for such fiscal year.
(v)    Proceeds of Collateral. At all times, Agent shall have dominion over all amounts received by Borrower or any other Loan Party as proceeds of Collateral, pursuant to the cash management system described in Section 5.17. All proceeds of Collateral received by Agent shall be applied to the principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such proceeds.
(vi)    Change of Control. On the date of any Change of Control, Borrower shall prepay the outstanding principal amount of the Obligations in full, in accordance with Section 2.4(f)(ii).
(vii)    Proceeds of Indebtedness. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of the proceeds of any Indebtedness other than Permitted Indebtedness, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such proceeds.
(viii)    Proceeds of Equity. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of the proceeds of any equity contribution or equity issuance, other than a Special Equity Contribution or a Special Interest Equity Contribution, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such proceeds.

(f)    Application of Payments.
(iii)    Each prepayment pursuant to Section 2.4(e)(i) or 2.4(e)(v) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and such prepayments shall not reduce the Maximum Amount or the Revolving Loan Commitments and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
(iv)    Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(vi), 2.4(e)(vii) or 2.4(e)(viii), or, if an Application Event shall have occurred and be continuing, Section 2.4(e)(i) or 2.4(e)(v), shall be applied, first, to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Amount and the Revolving Loan Commitments (on a pro rata basis)), until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Amount and the Revolving Loan Commitments (on a pro rata basis)), third, to pay any other outstanding Priority Obligations until such Priority Obligations have been paid in full, and fourth, to pay the Term Loan and the other outstanding Term Obligations; provided, that any Term Lender shall be entitled to refuse to accept any mandatory prepayment under this Section 2.4(f)(ii), in which case such amounts shall be paid to Borrower. Any prepayment under this Section 2.4(f)(ii) that is applied to the Term Loan shall be accompanied by any applicable Prepayment Premium pursuant to Section 2.10(d).
2.5.    Promise to Pay.
(a)    Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay (A) all of the Priority Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including applicable Lender Group Expenses)) in full on the Revolving Loan Maturity Date or, if earlier, on the date on which the Priority Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement and (B) all of the Term Obligations (including principal, interest, premiums, if any, fees, costs and expenses (including applicable Lender Group Expenses)) in full on the Term Loan Maturity Date or, if earlier, on the date on which the Term Obligations become due and payable pursuant to the terms of this Agreement (but only if the Priority Obligations have been previously paid in full). Borrower agrees that its obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account or are otherwise owing by Borrower pursuant to the terms hereof shall bear interest as follows:
(v)    for a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin,
(vi)    for Base Rate Loans, at a per annum rate equal to the Base Rate plus the Base Rate Margin, and
(vii)    for the Term Loan, at a per annum rate equal to the Term Loan LIBOR Rate plus the Term Loan LIBOR Margin.
(b)    Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.
(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the written election of Agent or the Required Lenders, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder to such Obligations, and (ii) the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans or the Term Loan hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if an Application Event exists while any Priority Obligations are still outstanding, Agent shall not charge the Loan Account for any Term Obligations. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Priority Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7.    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8.    Designated Account. Agent is authorized to make the Revolving Loans, Initial Term Lender is authorized to make the Term Loan, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Loan made by Initial Term Lender hereunder or any Revolving Loans requested by Borrower and made by Agent or the Revolving Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Revolving Loan requested by Borrower and made by Agent or the Revolving Lenders hereunder shall be made to the Designated Account.
2.9.    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with the Term Loan, all Revolving Loans (including Extraordinary Advances) made by Agent or the Revolving Lenders to Borrower or for Borrower's account, the Letters of Credit issued or arranged by Issuing Bank for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Term Loan, the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error or omission, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10.    Fees.
(a)    Agent Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to 0.375% per annum times the result of (i) the aggregate amount of the Revolving Loan Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Priority Obligations are paid in full and on the date on which the Priority Obligations are paid in full.
(c)    Field Examination and Other Fees. Borrower shall pay to Agent field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, or to appraise the Collateral, or any portion thereof; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 3 field examinations during any 12 month period, or more than 3 appraisals of Equipment or Equipment For Lease during any 12 month period, of which one such appraisal shall be a written desk-top appraisal. All appraisals shall be reasonably acceptable to Agent in form, scope and methodology, as well as assumptions and other terms, shall be addressed to Agent and shall expressly permit Agent to rely thereon.
(d)    Term Loan Prepayment Premium. Borrower agrees to pay to Agent, for the account of each Term Lender on a pro rata basis that holds a portion of the Term Loan, upon a prepayment (including, without limitation, any voluntary or mandatory prepayments pursuant to Section 2.04, upon acceleration or otherwise) of all or a portion of such Term Loan of such Term Lender, the Prepayment Premium on the amount so prepaid.
2.11.    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, and prior to the Revolving Loan Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrower. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Parent or its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed $20,000,000, or
(ii)    the Letter of Credit Usage would exceed the Maximum Amount less the sum of the outstanding amount of Revolving Loans at such time and the outstanding principal amount of the Term Loan at such time, or
(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the sum of the outstanding principal balance of the Revolving Loans at such time and the outstanding principal amount of the Term Loan at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Bank's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Borrower and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrower on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower's obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a "Letter of Credit Related Person") (to the

fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person's own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Bank's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower's aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(h)    Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank's use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower's purposes. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, Borrower will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(i)    Borrower's reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and Issuing Bank's rights and remedies against Borrower and the obligation of Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Borrower shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.25% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that

(A) Borrower shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)    Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(n)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
2.12.    LIBOR Option.
(a)    Interest and Interest Payment Dates.
(iv)    In lieu of having interest on the Priority Obligations charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable in arrears on the earliest of (i) the first day of each month, (ii) the last day of the Interest Period applicable thereto, (iii) the date on which all or any portion of the Priority Obligations are accelerated pursuant to the terms hereof, or (iv) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate. The parties hereto agree that all interest periods with respect to "Eurodollar Rate Loans" under the Third Amended Loan Agreement in existence as of the Closing Date shall be deemed for all purposes to be Interest Periods selected under this Agreement for a like period, commencing and ending on the same dates as the existing interest periods.
(v)    All Term Obligations shall be charged at a rate of interest based on the Term Loan LIBOR Rate for a Term Loan Interest Period of 3 months. On the last day of each applicable Term Loan Interest Period, the Term Loan will automatically be continued for another Term Loan Interest Period of 3 months, commencing on the date upon which the prior Term Loan Interest Period expired. Interest on the Term Loan shall be payable in arrears on the earliest of (i) the first day of each month, (ii) the last day of the Term Loan Interest Period applicable thereto, (iii) the date on which all or any portion of the Term Obligations are accelerated pursuant to the terms hereof, (iv) the date on which this Agreement is terminated pursuant to the terms hereof or (v) the Term Loan Maturity Date. The Term Loan will not at any time bear interest at a rate based on the LIBOR Rate or, except as provided in Section 2.12(d)(ii), the Base Rate.

(b)    LIBOR Election.
(i)    Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option with respect to a portion of the Revolving Loans by notifying Agent prior to 11:00 a.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Revolving Lenders.
(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan and each Term Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan or Term Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan or Term Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrower shall have not more than 6 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
(c)    Conversion. Borrower may convert LIBOR Rate Loans (but not the Term Loan) to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or LIBOR Rate Loans or the Term Loan are prepaid on any date that is not the last day of the Interest Period or Term Loan Interest Period, as applicable, applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)    Special Provisions Applicable to LIBOR Rate and Term Loan LIBOR Rate.
(i)    The LIBOR Rate and the Term Loan LIBOR Rate may each be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period or Term Loan Interest Period, including any Changes in Law (including any changes in Tax laws (except changes of general applicability in corporate income Tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate or the Term Loan

LIBOR Rate, as applicable. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate or Term Loan LIBOR Rate, as applicable, and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans or the Term Loan, as applicable, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or the Term Loan at the Term Loan LIBOR Rate, as applicable, or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate or Term Loan LIBOR Rate, as applicable, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (x) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, (y) the Term Loan will bear interest at a rate per annum equal to Base Rate plus 10.5% (plus applicable interest, if any, accruing pursuant to Section 2.6(c)) and (z) Borrower shall not be entitled to elect the LIBOR Option and the Term Loan will not bear interest at the Term Loan LIBOR Rate, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate or the Term Loan LIBOR Rate.
2.13.    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank's, such Lender's, or such holding companies' capital as a consequence of Issuing Bank's or such Lender's commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank's or such Lender's right to demand such compensation; provided that Borrower shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans or the Term Loan at the Term Loan LIBOR Rate, as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower's obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans or the Term Loan at the Term Loan LIBOR Rate, as applicable, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans or the Term Loan at the Term Loan LIBOR Rate, as applicable, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14.    Effect of Amendment and Restatement. On the Closing Date, upon the satisfaction or waiver of the conditions set forth in Section 3 hereof, the indebtedness, obligations and other liabilities (including, without limitation, interest and fees accrued to the Closing Date) governed by the Third Amended Loan Agreement (collectively, the "Prior Obligations") shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. The provisions in the Third Amended Loan Agreement relating to security and collateral matters shall also continue to be in full force and effect, but shall be governed by the terms and conditions set forth in the Guaranty and Security Agreement. The provisions in the Guarantee dated as of September 22, 2004 executed by

Parent in favor of Agent shall also continue to be in full force and effect, but shall be governed by the terms and conditions set forth in the Guaranty and Security Agreement. The Prior Obligations, together with any and all additional Obligations incurred by Borrower and Parent hereunder or under any of the other Loan Documents, shall continue to be secured by all of pledges and grants of Liens provided in connection with the Third Amended Loan Agreement and related agreements, instruments and documents (and, on and after the Closing Date, shall be secured by all of the pledges and grants of Liens provided in connection with this Agreement, the Guaranty and Security Agreement and the other Loan Documents). Each of Borrower and Parent hereby reaffirms, as of the Closing Date, its obligations under each Financing Agreement (as defined in the Original Loan Agreement, collectively, the "Original Financing Agreements") to which it is party, as amended, supplemented or otherwise modified by (i) the First Amended Loan Agreement and by the other Financing Agreements (as defined in the First Amended Loan Agreement, collectively, the "First Amended Financing Agreements"), (ii) the Second Amended Loan Agreement and by the other Financing Agreements (as defined in the Second Amended Loan Agreement; collectively the "Second Amended Financing Agreements"), (iii) the Third Amended Loan Agreement and by the other Loan Documents (as defined in the Third Amended Loan Agreement; collectively, the "Third Amended Financing Agreements") and (iv) this Agreement, the Guaranty and Security Agreement and by the other Loan Documents delivered on or before the Closing Date. Each of Borrower and Parent further agrees that each such Original Financing Agreement, each such First Amended Financing Agreement, each such Second Amended Financing Agreement and each such Third Amended Financing Agreement shall remain in full force and effect following the execution and delivery of this Agreement and the occurrence of the Closing Date, and that all references to the "Loan and Security Agreement" in such Original Financing Agreements, First Amended Financing Agreements, Second Amended Financing Agreements or Third Amended Financing Agreements shall thereafter be deemed to refer to this Agreement and/or the Guaranty and Security Agreement, as the context requires. The execution and delivery of this Agreement and the certain Reaffirmation of Loan Documents of even date herewith, and the occurrence of the Closing Date, shall constitute an amendment, replacement and restatement, but not a novation or repayment, of the Prior Obligations, which Prior Obligations shall continue in full force and effect and shall be governed by the terms of this Agreement on and after the Closing Date.

3.	CONDITIONS; TERM OF AGREEMENT.
3.1.    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder, including without limitation the obligation of Initial Term Lender to make the Term Loan, is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Initial Term Lender to make the Term Loan or the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(i)    the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(j)    no law, regulation, order, judgment or decree of any Governmental Authority with jurisdiction over the parties hereto or over the matters contemplated by the Loan Documents shall exist, and no action, suit, litigation or proceeding shall be pending or threatened in writing before any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise materially and adversely affect (A) the making of the Loans or the providing of the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Loan Documents or (ii) has or has a reasonable likelihood of having a Material Adverse Effect, and
(k)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3.    Maturity. This Agreement shall continue in full force and effect for a term ending on the Term Loan Maturity Date.
3.4.    Effect of Maturity. On the Revolving Loan Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated, the Revolving Loan Commitments shall automatically be terminated and all of the Priority Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Priority Obligations in full. On the Term Loan Maturity Date, all of the Term Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Term Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of all Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrower's sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.
3.5.    Early Partial or Complete Termination by Borrower.
(g)    Borrower has the option, at any time upon 10 Business Days prior written notice to Agent, to terminate the Revolving Loan Commitments hereunder by repaying to Agent all of the Priority Obligations in full, including without limitation any amounts then owing pursuant to Section 2.12(b)(ii).
(h)    Borrower has the option, at any time upon 10 Business Days prior written notice to Agent, but after the first anniversary of the Closing Date, to terminate this Agreement in its entirety, repay the Term Loan and terminate the Revolving Loan Commitments hereunder, all by repaying to Agent all of the Obligations in full, including without limitation any Prepayment Premium then owing pursuant to Section 2.10(d) and any amounts then owing pursuant to Section 2.12(b)(ii).
(i)    The foregoing clauses (a) and (b) notwithstanding, (i) Borrower may rescind termination notices relative to proposed payments in full of the Priority Obligations or the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (ii) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each of Parent and Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.    Due Organization and Qualification; Subsidiaries.
(l)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(m)    Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(n)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(o)    Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's or its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2.    Due Authorization; No Conflict.
(g)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(h)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3.    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4.    Binding Obligations; Perfected Liens.
(j)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(k)    Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, the recordation of any intellectual property security agreements, and the recordation of any Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5.    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 4.6 sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $100,000, that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties' and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7.    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2013, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.
4.9.    Solvency.
(o)    Each Loan Party is Solvent.
(p)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10.    Employee Benefits.
(f)    Except as set forth on Schedule 4.10, no Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.
(g)    Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(h)    Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.
(i)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.
(j)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.
(k)    No Notification Event exists or has occurred in the past six (6) years.
(l)    No Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.
(m)    No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.
4.11.    Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, and where such violation could be reasonably likely to have a Material Adverse Effect, (b) to Borrower's knowledge, after due inquiry, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, where the same could be reasonably likely to have a Material Adverse Effect, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower's industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower's industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

The Projections delivered to Agent on December 31, 2013 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower's good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower's good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13.    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14.    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15.    Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, in each case with respect to such amounts in an aggregate amount in excess of $250,000. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Borrower knows of no proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16.    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17.    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company

"controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.18.    OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.19.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could individually, or in the aggregate with all other such matters, reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could individually, or in the aggregate with all other such matters, reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20.    Parent as a Holding Company. Parent is a holding company and does not have any material actual or contingent liabilities (other than liabilities arising under the Loan Documents and guarantees of any Permitted Indebtedness), own any material assets (other than the Equity Interest of Borrower) or engage in any operations or business (other than the ownership of Borrower and its Subsidiaries and its rights and obligations under the Loan Documents).
4.21.    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.22.    Eligible Accounts. As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrower's business, (b) owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23.    Eligible Equipment. As to each item that is identified by Borrower as Eligible Equipment in a Borrowing Base Certificate submitted to Agent, such Eligible Equipment is (a) of good quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Equipment.
4.24.    Locations of Collateral and Chief Executive Office. The tangible Collateral of Borrower and its Subsidiaries (other than Equipment For Lease located at a customer's location) is located only at, or in-transit between the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.14). The chief executive office of Borrower and each of its Subsidiaries is identified on Schedule 4.24 (as such Schedule may updated pursuant to Section 5.14).
4.25.    Payable Practices. Neither Parent nor any of its Subsidiaries has made any material change in the historical accounts payable practices from those in effect immediately prior to the Closing Date, except in each case to the extent the same has been approved by Agent.
4.26.    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
4.27.    Brokers Fees. No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Borrower hereby indemnifies Agent and Lenders against, and agrees that it will hold Agent and Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
4.28.    Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Permitted Indebtedness as in effect on the Closing Date, there are no contractual or consensual restrictions on Parent or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Parent or Borrower and any of their Subsidiaries or (ii) between any Subsidiaries of Parent or Borrower or (b) the ability of Borrower or Parent or any of their Subsidiaries to incur the Obligations or grant Liens to Agent or any Lender in the Collateral.
4.29.    Material Contracts. Set forth on Schedule 4.29 is a list of all Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date. Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the Closing Date. No Loan Party is in breach or in default in any material respect of or under any Material Contract and no Loan Party has received any notice of the intention of any other party thereto to terminate any Material Contract.

5.	AFFIRMATIVE COVENANTS.
Each of Borrower and Parent covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1.    Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries' sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.
5.2.    Reporting. Borrower (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3.    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries and Parent to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4.    Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries and Parent to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, condemnation, Required Dispositions, and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).
5.5.    Taxes. Borrower will, and will cause each of its Subsidiaries and Parent to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or Tax is the subject of a Permitted Protest.
5.6.    Insurance. Borrower will, and will cause each of its Subsidiaries and Parent to, at Borrower's expense, maintain insurance respecting each of Borrower's and its Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located, including, if so required, flood insurance. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the insurers, amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard noncontributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrower's expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries' casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7.    Inspection.
(e)    Borrower will, and will cause each of its Subsidiaries and Parent to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.
(f)    Borrower will, and will cause each of its Subsidiaries and Parent to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.
5.8.    Compliance with Laws. Borrower will, and will cause each of its Subsidiaries and Parent to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9.    Environmental. Borrower will, and will cause each of its Subsidiaries and Parent to,
(n)    Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(o)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(p)    Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(q)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10.    Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11.    [Reserved.]
5.12.    Further Assurances. Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $250,000 (or, if a Default or Event of Default exists, regardless of such fair market value), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Parent that is a CFC if providing such documents would result in adverse Tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower and Borrower's Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).
5.13.    Lender Meetings.
(a)    Borrower shall, upon no less than 30 days advance notice by Agent or the Required Lenders, cause its senior management to participate in a meeting of Agent and Lenders once during each fiscal year (or at any time upon advance notice by Agent or Required Lenders upon the occurrence and continuation of an Event of Default), to be held at locations and at times reasonably requested by Agent (or if applicable, Required Lenders).
(b)    Borrower shall, upon no less than 30 days advance notice by Term Lenders, cause its senior management to participate in a meeting of Term Lenders two times during each fiscal year (or at any time upon advance notice by any Term Lender upon the occurrence and continuation of an Event of Default), to be held at locations and at times reasonably requested by Term Lenders. Borrower shall be responsible for the reasonable out-of-pockets costs incurred by Term Lenders in attending such meetings.

5.14.    Locations of Collateral and Chief Executive Office. Borrower will, and will cause each of its Subsidiaries to, keep its tangible property (other than Equipment For Lease located at a customer's location) and its chief executive office only at the locations identified on Schedule 4.24; provided, that Borrower may amend Schedule 4.24 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such property is moved to such new location or such chief executive office is changed, and so long as such new location is within the continental United States.
5.15.    Bank Products. The Loan Parties shall maintain their primary depository and treasury management relationships with Wells Fargo or PNC Bank, National Association or one or more of its Affiliates at all times during the term of the Agreement.
5.16.    Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise Tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material Tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent's written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.
5.17.    Collection of Accounts. Borrower shall maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are acceptable to Agent into which Borrower shall promptly deposit and direct its Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory, Equipment Leases or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrower shall deliver, or cause to be delivered to Agent, a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained or at any time and from time to time Agent may become bank's customer with respect to the Blocked Accounts and promptly upon Agent's request, Borrower shall execute and deliver such agreements or documents as Agent may require in connection therewith. Borrower has agreed that all funds in each Blocked Account and all other funds received and collected by Agent or any Lender, whether in respect of Accounts, as proceeds of Inventory, Equipment Leases or other Collateral or otherwise, shall be transferred daily to Agent's Account, shall be treated as payments to Agent and Lenders in respect of the Obligations, and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations. Borrower shall identify on a daily basis at the time of transfer to Agent's Account each amount so transferred to Agent's Account. Borrower shall cause Parent and each other Loan Party to execute and deliver to Agent a Control Agreement establishing similar cash management systems. Borrower and each other Loan Party and its respective directors, employees, agents or Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrower's or such Loan Party's own funds. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account, or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's payments to or indemnification of such bank, financial institution or other person. The obligation of Borrower to reimburse Agent for such amounts pursuant to this Section 5.17 shall survive the termination of this Agreement.
5.18.    Accounts Covenants.
(a)    Borrower shall notify Agent promptly of: (i) any material delay in Borrower's performance of any of its material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, and (ii) all adverse information known to Borrower or Parent relating to the financial condition of any Account Debtor that could reasonably be expected to materially and adversely affect the payment of any Account owing by such Account Debtor to Borrower or Parent. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor without Agent's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the next subsequent Borrowing Base Certificate. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.
(b)    With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or Borrowing Base Certificate delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments made in accordance with Section 5.17, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable laws or regulations of any Governmental Authority, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.
(c)    Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Accounts or other Collateral, by mail, telephone, facsimile transmission or otherwise.
5.19.    Inventory Covenants. With respect to the Inventory: (a) each of Borrower and Parent shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Person's cost therefor and daily withdrawals therefrom and additions thereto; (b) promptly after request therefor by Agent during the existence of an Event of Default, Borrower shall conduct a physical or cycle count of the Inventory, and promptly following each such count shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such count;

(c) neither Borrower nor Parent shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales or use of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to Borrower which is in transit to the locations set forth or permitted herein; (d) upon Agent's request during the existence of an Event of Default, Borrower shall, at its expense deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser selected by Borrower and acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; and (g) Borrower shall keep the Inventory in good and marketable condition. The parties agree that this Section 5.19 shall not apply to Equipment or Equipment For Lease.
5.20.    Equipment For Lease and Equipment Covenants. With respect to Equipment For Lease and Equipment: (a) Borrower shall ensure that the Equipment For Lease and the Equipment (other than Equipment and Equipment For Lease classified as "down") is kept in good order, repair, running and marketable condition (ordinary wear and tear excepted), provided, however, that in no event shall more than $10,000,000 in Orderly Liquidation Value (as in effect immediately prior to such classification) of Equipment and Equipment For Lease be classified as "down" (other than Equipment or Equipment For Lease classified as "down" that is subject to a lease, so long as Borrower is receiving regular lease payments from the lessee (or the lessee's insurer)); (b) Borrower shall use its best efforts to ensure that the Equipment For Lease is used with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) Borrower shall use the Equipment (other than Equipment For Lease) with all reasonable care and caution and in accordance with applicable standards of any insurance and in all material respects in conformity with all applicable laws; (d) the Equipment For Lease and the Equipment shall not be used for personal, family, household or agricultural use; (e) Borrower shall not remove any Equipment For Lease or Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment For Lease or Equipment repaired or maintained in the ordinary course of the business or to move Equipment For Lease directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment For Lease and the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment For Lease or the Equipment to be or become a part of or affixed to Real Property; and (g) as between Agent and Lenders on the one hand, and Borrower on the other hand, Borrower assumes all responsibility and liability arising from the use of the Equipment For Lease and the Equipment.
5.21.    Real Property Covenants. With respect to the Real Property: (a) upon Agent's request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrower shall use the Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in all material respects in conformity with all applicable laws; and (c) as between Agent and Lenders on the one hand, and Borrower on the other hand, Borrower assumes all responsibility and liability arising from the use of the Real Property.
5.22.    Bank Products, Hedge Agreements and Hedge Obligations. Borrower shall use reasonable efforts to promptly notify the Term Lenders, if (a) at any time after the Closing Date, any Loan Party shall request or receive any additional Bank Products or enter into any additional Hedge Agreements or Hedge Obligations or (b) any

Loan Party shall incur obligations (including contingent obligations) under or relating to any existing Bank Products, Hedge Agreement or Hedge Obligations in an aggregate amount in excess of $750,000 more than the amount of the obligations or Indebtedness existing as of the Closing Date and relating to such Bank Products, Hedge Agreements or Hedge Obligations. Such notice shall provide the Term Lenders with reasonable detail about the amount, terms and type of Bank Products, Hedge Agreements or Hedge Obligations which any Loan Party has incurred or intends to incur.
5.23.    Required Dispositions. Borrower shall sell or otherwise dispose of Equipment and/or Equipment for Lease (collectively, "Required Dispositions"), during the period commencing on the Closing Date and ending on March 31, 2016, for aggregate Net Cash Proceeds equal to or greater than $8,000,000 (provided, that, at least $3,000,000 of such Net Cash Proceeds shall be from sales or other dispositions of Equipment and/or Equipment for Lease made during the period commencing on the Closing Date and ending on March 31, 2015), so long as (i) Agent is notified of such sale or other disposition at least 3 days prior thereto (which notice shall include a reasonably accurate estimate of the Net Cash Proceeds of such sale or other disposition), (ii) the Net Cash Proceeds of such sale or other disposition shall be greater than or equal to seventy percent (70%) of the Orderly Liquidation Value of the Equipment or Equipment For Lease subject to such sale or other disposition and (iii) the Net Cash Proceeds of such sale or other disposition, together with the Net Cash Proceeds of all other Required Dispositions during the six-month period immediately preceding such sale or other disposition, and the Net Cash Proceeds of all Permitted Dispositions under clause (d) of the definition of such term during the six-month period immediately preceding such sale or other disposition, are in the aggregate greater than or equal to eighty percent (80%) of the aggregate Orderly Liquidation Value of all Equipment and Equipment For Lease subject to all such sales or other dispositions.

6.	NEGATIVE COVENANTS.
Each of Borrower and Parent covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1.    Indebtedness. Borrower will not, and will not permit any of its Subsidiaries or Parent to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2.    Liens. Borrower will not, and will not permit any of its Subsidiaries or Parent to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3.    Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries or Parent to,
(a)    enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrower that is not liquidating or dissolving,
(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4, or
(d)    create any new Subsidiary that does not exist on the Closing Date, or acquire any Person that is not a Subsidiary on the Closing Date.
6.4.    Disposal of Assets. Other than Required Dispositions, Permitted Dispositions and transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries or Parent to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.
6.5.    Nature of Business. Borrower will not, and will not permit any of its Subsidiaries or Parent to, make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related, ancillary or complimentary to its or their business. Except as provided in Section 4.20, Parent shall not own material assets or operate material operations or have or incur liabilities (actual or contingent).
6.6.    Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries or Parent to,
(g)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than the Obligations in accordance with this Agreement, or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the applicable subordination agreement or subordination terms and conditions, or
(h)    Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, and (B) Indebtedness permitted under clauses (c) and (g) of the definition of Permitted Indebtedness; provided, that Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or

(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7.    Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries or Parent to make any Restricted Payment; provided, that,
(q)    so long as it is permitted by law, Parent may declare and pay dividends to the Holding Company to pay federal and state income Taxes then due and payable, franchise Taxes and other similar licensing expenses incurred in the ordinary course of business; provided, that the amount of such distribution shall be subject to the prior written approval of Agent (not to be unreasonably withheld) and shall not be greater than the amount of such Taxes or expenses that would have been due and payable by Parent and Borrower had Parent and Borrower not filed a consolidated, combined, unitary or similar type return with the Holding Company,
(r)    so long as it is permitted by law, (i) Borrower may pay dividends to Parent to the extent permitted in, and to facilitate the transactions permitted under, Section 6.7(a) and Section 6.7(d) and (ii) so long as no Event of Default shall have occurred and be continuing, or would result therefrom, to the extent permitted in, and to facilitate the transactions permitted under Section 6.10,
(s)    so long as it is permitted by law, any Subsidiary of Borrower may pay dividends to Borrower; and
(t)    so long as it is permitted by law, on the Closing Date, Parent may declare and pay dividends to the Holding Company in the amount of $2,300,000 (the "Closing Date Dividend") to make a partial repayment of the Indebtedness of the Holding Company to Knott Capital Partners, and accrued interest thereon, in an amount equal to $2,300,000.
6.8.    Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries or Parent to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9.    Investments. Borrower will not, and will not permit any of its Subsidiaries or Parent to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10.    Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries or Parent to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries, including the payment of management, consulting, monitoring, or advisory fees, except for:
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions are undertaken in the ordinary course of and pursuant to the reasonable requirements of Parent's or such Subsidiary's business (as the case may be) and upon fair and reasonable terms no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated Person; provided, that any such transaction in which payments in excess of $50,000 in any fiscal year of Borrower are made or contemplated shall be subject to the prior consent of Agent,

(b)    (i) reasonable compensation to officers, employees and directors for services rendered to Parent or such Subsidiary in the ordinary course of business and (ii) payments by Borrower to Parent or Holding Company for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Parent or Holding Company on behalf of Borrower, in the ordinary course of their respective businesses or as the same may be directly attributable to Borrower and for the payment of Taxes and public company related expenses by or on behalf of Parent or Holding Company, provided, that, the aggregate amount of all such payments in any fiscal year shall not exceed $3,000,000, or
(c)    transactions permitted by Section 6.3 or Section 6.7.
6.11.    Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries or Parent to use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, to use the proceeds of the Term Loan to pay the Closing Date Dividend, to repay $20,000,000 of the Priority Obligations (and the Revolving Loan Commitments and the Maximum Amount will each be permanently reduced by the same amount, so that the Revolving Loan Commitments are equal to the amounts shown on Schedule C-1 and the Maximum Amount is equal to the amount shown as of the Closing Date in the definition of the term "Maximum Amount"), to repay $6,750,000 of the Priority Obligations (without reducing the Revolving Loan Commitments or the Maximum Amount), and to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, including without limitation to pay a $750,000 closing fee to the Initial Term Lender, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).
6.12.    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, Parent will not, and will not permit any of its Subsidiaries or Parent to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.
6.13.    Limitation of Restrictions Affecting Subsidiaries. Borrower will not, and will not permit any of its Subsidiaries or Parent to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Parent to (a) pay dividends or make other distributions or pay any Indebtedness owed to Parent or any Subsidiary of Parent; (b) make loans or advances to Parent or any Subsidiary of Parent, (c) transfer any of its properties or assets to Parent or any Subsidiary of Parent; or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Parent or any Subsidiary of Parent, (iv) customary restrictions on dispositions of Real Property found in reciprocal easement agreements of Parent or any Subsidiary of Parent, (v) any agreement relating to Permitted Purchase Money Indebtedness, so long as such restriction extends solely to the property financed, and (vi) any contractual obligations in existence on the Closing Date and the extension or continuation of any such contractual obligations; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.
6.14.    Parent as Holding Company. Borrower will not permit Parent to incur any material actual or contingent liabilities (other than liabilities arising under the Loan Documents and guaranties of any Permitted Indebtedness), own or acquire any material assets (other than the Equity Interests of Borrower) or engage in any operations or business (other than in connection with its ownership of Borrower and its rights and obligations under the Loan Documents).
6.15.    Employee Benefits.
(a)    Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.
(b)    Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.
(c)    Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $500,000 with respect to all Pension Plans in the aggregate.
(d)    Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension or (ii) any Multiemployer Plan.
(e)    Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.11.
(f)    Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

7.	FINANCIAL COVENANTS.
Each of Parent and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will:
(l)    Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a month-end basis for the trailing twelve month period ending on such date, commencing on February 28, 2014, of at least 1.10:1.00.
(m)    Capital Expenditures. Make Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii) and Capital Expenditures, if any, incurred in connection with a Permitted Disposition of assets requested by a customer) in any fiscal year in an amount less than or equal to, but not greater than, $2,000,000.
(n)    Minimum Excess Availability. Fail to maintain Excess Availability at all times of at least 10% of the aggregate Revolving Loan Commitments.

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1.    Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2.    Covenants. If any Loan Party or any of its Subsidiaries:
(c)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower's affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.13, 5.14, 5.15 or 5.17, 5.18, 5.19 or 5.23 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;
(d)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or
(e)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;
8.3.    Judgments. If one or more judgments, orders, or awards for the payment of money involving $500,000 or more in the case of any one matter or an aggregate amount of $1,000,000 or more for multiple matters (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5.    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6.    Default Under Other Agreements. If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder;
8.7.    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8.    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9.    Security Documents. If Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $250,000, or (c) as the result of an action or failure to act on the part of Agent;
8.10.    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11.    Change of Control. A Change of Control shall occur, whether directly or indirectly;
8.12.    ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $500,000, (b) an accumulated funding deficiency or funding shortfall in excess of $500,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $500,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $500,000 in the aggregate, or fails to make any Withdrawal Liability payment when due; or
8.13.    Indictment. The indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Loan Party or any of its Subsidiaries or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Loan Party or Subsidiary, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $250,000 or (ii) any other property of any Loan Party or any of its Subsidiaries which is necessary or material to the conduct of its business.

9.	RIGHTS AND REMEDIES.
9.1.    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(f)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and (ii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent to be held as security for Borrower's reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(g)    declare the Revolving Loan Commitments terminated, whereupon the Revolving Loan Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans and (ii) the obligation of Issuing Bank to issue Letters of Credit; and
(h)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Revolving Loan Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrower's reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrower's or its

Subsidiaries' obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrower.
9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.
10.1.    Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
10.2.    The Lender Group's Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
10.3.    Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorney's fees) of any Lender (other than Wells Fargo or Initial Term Lender) incurred in structuring, drafting or reviewing the Loan Documents), or any Lender (other than Wells Fargo) incurred in advising, administering, or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent, Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or Borrower:	ESSEX CRANE RENTAL CORP. 1110 Lake Cook Road, Suite 2200 Buffalo Grove, Illinois 60089 Attn: Kory Glen, Chief Financial Officer Fax No. (847) 215-6535

with copies to:	ESSEX HOLDINGS, LLC c/o Essex Crane Rental Corp. 1110 Lake Cook Road, Suite 2200 Buffalo Grove, Illinois 60089 Attn: Kory Glen, Chief Financial Officer Fax No. (847) 215-6535

and:	KATTEN MUCHIN ROSENMAN LLP 575 Madison Avenue New York, New York 10022 Attn: Todd Emmerman Fax No. (212) 940-8776

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC 150 South Wacker Drive, Suite 2200 Chicago, Illinois 60603 Attn: Steven Linderman Fax No. (312) 332-0424

with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: David L. Dranoff, Esq. Fax No. (312) 332-2196

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(u)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR

THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
(v)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(w)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(x)    EACH OF PARENT AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK AND THE STATE OF ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(y)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES

NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.    Assignments and Participations.
(r)    (1) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Revolving Loan Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Borrower (which shall not be unreasonably withheld or delayed); provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof; and
(B)    Agent and Issuing Bank (which, so long as no Event of Default is in existence, shall not be unreasonably withheld or delayed).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to an Ineligible Institution, (ii) so long as no Event of Default has occurred and is continuing, to a Competitor, or (iii) to a natural person,
(B)    no assignment may be made to a Loan Party, an Affiliate of a Loan Party or any holder of Subordinated Indebtedness of any Loan Party,
(C)    the amount of (1) the Revolving Loan Commitments or Term Loan and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of (x) $10,000,000 for Revolving Loan Commitments or (y) $5,000,000 for the Term Loan, or, if less, the total remaining amount of a Lender's Revolving Loan Commitments or Term Loan, as applicable (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least (x) $10,000,000 for Revolving Loan Commitments or (y) $5,000,000 for the Term Loan);
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee;
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $5,000; and
(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").
(s)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(t)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(u)    Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Loan Commitments and Loans arising therefrom. The Revolving Loan Commitment allocated to each Assignee shall reduce such Revolving Loan Commitments of the assigning Lender pro tanto.

(v)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Revolving Loan Commitment, its Term Loan and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolving Loan Commitments, the Term Loan and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender", "Revolving Lender" or "Term Lender", as applicable, hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, or a holder of Subordinated Indebtedness of any Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(w)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
(x)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, or to a lender or liquidity provider under a warehouse line of credit or similar facility, and such Federal Reserve Bank, lender or liquidity provider may enforce such pledge or security interest in any manner permitted under applicable law.
13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1.    Amendments and Waivers.
(d)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment or consent shall, unless in writing and signed by the Required Term Lenders, disproportionately or unequally treat or affect the Term Loan, the Term Obligations or the Term Lenders. Notwithstanding the foregoing, no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and all of the Loan Parties that are party thereto, do any of the following:
(iii)    increase the amount of or extend the expiration date of any Revolving Loan Commitment of any Revolving Lender,
(iv)    increase the amount of the Term Loan or add any additional Term Loan Commitments,
(v)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(vi)    amend, modify, or eliminate Section 3.1 or Section 3.2,
(vii)    amend, modify, or eliminate the definitions of "Required Lenders", "Required Term Lenders" or "Pro Rata Share",
(viii)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(ix)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f),
(x)    amend or modify Section 2.1(a) or increase the Maximum Amount then in effect,
(xi)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties, Affiliates of Loan Parties or holders of Subordinated Indebtedness of any Loan Party, or

(xii)    amend or modify the definition of Application Event, Protective Advances, Overadvance, or Extraordinary Advance or amend or modify Section 2.3(d) to make more Loans available thereunder.
(e)    No amendment, waiver, modification or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(iii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iv)    reduce the principal of, or the rate of interest on, any Loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c), which waiver shall be effective with the written consent of the Required Lenders),
(v)    amend, modify, or eliminate Section 15.11,
(vi)    other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral, or
(vii)    contractually subordinate any of Agent's Liens.
(f)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), or
(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders.
(g)    No amendment, waiver, modification, elimination, or consent shall without written consent of Agent, Borrower, the Required Lenders and the Required Term Lenders, amend, waive, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Equipment) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Amount, or change Section 2.1(c),
(h)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrower, and the Required Lenders, and
(i)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or Borrower, shall not require consent by or the agreement of any Loan

Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) or Section 14.1(b)(i) or Section 14.1(b)(ii) that in each case affect such Defaulting Lender.
14.2.    Replacement of Certain Lenders.
(d)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders and the Required Term Lenders, as applicable, or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(e)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3.    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Parent and Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Revolving Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2.    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3.    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
15.4.    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or the Required Term Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5.    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6.    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7.    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorney's fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8.    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.
15.9.    Successor Agent.
(a)    Except as otherwise provided in clause (b) below, Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as Issuing Bank, such resignation shall also operate to effectuate its resignation as Issuing Bank and it shall automatically be relieved of any further obligation to issue Letters of Credit. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned).
(b)    Notwithstanding anything to the contrary contained in clause (a) above, upon the payment in full of the Priority Obligations, if any Term Obligations then remain outstanding, Agent may resign as Agent upon 10 days' prior written notice to the Term Lenders and Borrower. If Agent resigns under such circumstances, the Required Term Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Term Lenders. If no successor Agent is appointed prior to the effective date of resignation of Agent, Agent may appoint a successor Agent from among the Term Lenders, and Borrower and the Term Lenders hereby agree to accept such appointment without any further right to consent thereto.
(c)    Upon any replacement of Agent under clause (a) or clause (b) above, upon the acceptance or deemed acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days or 10 days, as applicable, following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank

Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11.    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Revolving Loan Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will)

confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular Reserve hereunder or to determine whether the amount of any Reserve is appropriate or not, (v) to ensure that the Term Loan Interest Reserve has been correctly calculated or (vi) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
15.12.    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any Deposit Accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13.    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent's and its Subsidiaries' books and records, as well as on representations of Borrower's personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying

Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorney's fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.
16.1.    Payments. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of Tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary Taxes or any other excise or property Taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
16.2.    Exemptions.
(c)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding Tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(iii)    if such Lender or Participant is entitled to claim an exemption from United States withholding Tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(iv)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States Tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(v)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(vi)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(vii)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.
(d)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e)    If a Lender or Participant claims an exemption from withholding Tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding Tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its Tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(f)    If a Lender or Participant claims exemption from, or reduction of, withholding Tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
16.3.    Reductions.
(a)    If a Lender or a Participant is entitled to a reduction in the applicable withholding Tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.
(b)    If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold Tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorney's fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4.    Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17.	GENERAL PROVISIONS.
17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5.    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such Reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorney's fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
17.9.    Confidentiality.

(c)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(d)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of Agent.
(e)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, "Borrower Materials")

by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the "Platform") and certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Revolving Loan Commitments have not expired or been terminated.
17.11.    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:		ESSEX CRANE RENTAL CORP.

	By:	/s/ Kory M. Glen
	Name:	Kory M. Glen
	Title:	Chief Financial Officer

PARENT:		ESSEX HOLDINGS, LLC

	By:	/s/ Kory M. Glen
	Name:	Kory M. Glen
	Title:	Chief Financial Officer

Signature Page to Fourth Amended and Restated Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent, as Sole Lead Arranger, as Sole Bookrunner and as a Lender

By:	/s/ Laura Nickas
Name:	Laura Nickas
Its Authorized Signatory

Signature Page to Fourth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Simpson
Name:	James Simpson
Title:	Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

ALOSTAR BANK OF COMMERCE, as a Lender

By:	/s/ Daryn Venéy
Name:	Daryn Venéy
Its Authorized Signatory

Signature Page to Fourth Amended and Restated Credit Agreement

KAYNE SENIOR CREDIT FUND (QP), L.P., as a Lender

By:	/s/ Albert M. Ricchio
Name:	Albert M. Ricchio
Its Authorized Signatory

Signature Page to Fourth Amended and Restated Credit Agreement

KAYNE SENIOR CREDIT FUND, L.P., as a Lender

By:	/s/ Albert M. Ricchio
Name:	Albert M. Ricchio
Its Authorized Signatory

Signature Page to Fourth Amended and Restated Credit Agreement

1492 CAPITAL, LLC, as a Lender

By:	/s/ Thomas A. Shanklin
Name:	Thomas A. Shanklin
Its Authorized Signatory

Signature Page to Fourth Amended and Restated Credit Agreement

MEDLEY CAPITAL CORPORATION, as a Lender

By:	/s/ Richard Allorto
Name:	Richard Allorto
Title:	Chief Financial Officer

Signature Page to Fourth Amended and Restated Credit Agreement

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
"Account" means an account (as that term is defined in the Code).
"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.
"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.
"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person. Notwithstanding anything in the foregoing to the contrary, no Lender (or any of its Affiliates) shall be deemed to be an Affiliate of Borrower or Parent or any of their Subsidiaries.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).
"Agent's Liens" means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.
"Agreement" means the Fourth Amended and Restated Credit Agreement to which this Schedule 1.1 is attached.
"Applicable Margin" means (a) in the case of a Base Rate Loan, 1.75% (the "Base Rate Margin"), (b) in the case of a LIBOR Rate Loan, 3.75% (the "LIBOR Rate Margin") and (c) in the case of the Term Loan, 10.50% (the "Term Loan LIBOR Margin").

Schedule 1.1 – Page 1

"Application Event" means the occurrence of (a) a failure by Borrower to repay all of the Priority Obligations in full on the Revolving Loan Maturity Date, (b) a failure by Borrower to repay all of the Obligations upon the acceleration thereof pursuant to Section 9.1 or (c) a failure by Borrower to repay all of the Term Obligations in full on the Term Loan Maturity Date.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
"Authorized Person" means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.
"Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
"Bank Product" means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Bank Product Agreements" means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then (i) Agent shall have consented thereto, (ii) the applicable Bank Product must have been provided on or after the Closing Date and (iii) Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries.
"Bank Product Provider" means Agent, any Affiliate of Agent, or with the prior consent of Agent, any Revolving Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or its Subsidiaries; provided further, that if, at any time, a Revolving Lender ceases to be a Revolving Lender under the Agreement, then, from and after the date on which it ceases to be a Revolving Lender thereunder, neither it nor any of

Schedule 1.1 – Page 2

its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Revolving Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
"Bank Product Provider Agreement" means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.
"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
"Base Rate Loan" means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
"Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"Blocked Accounts" has the meaning specified therefor in Section 5.17 of the Agreement.
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Borrower" has the meaning specified therefor in the preamble to the Agreement.
"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Revolving Lenders (or Agent on behalf thereof), or by Agent in the case of an Extraordinary Advance.
"Borrowing Base" means, as of any date of determination, the result of:
(a)85% of the amount of Eligible Accounts, plus
(b)    75% of the amount of the Net Orderly Liquidation Value of Eligible Equipment, minus
(c)    the aggregate amount of Reserves, if any, established by Agent under Section 2.1(c) of the Agreement, minus

Schedule 1.1 – Page 3

(d)    the amount of the Term Loan Interest Reserve established under Section 2.1(d) of the Agreement and in existence at such time.
"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.
"Borrowing Base Reduction Amount" means the amount, as determined by Agent, calculated at any date, equal to the sum of: (i) the amount of all then outstanding and unpaid Obligations (including without limitation Loans and Letter of Credit Exposure), plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of Parent and its Subsidiaries which are outstanding more than sixty (60) days past due as of such time (other than trade payables being contested or disputed in good faith).
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Illinois, except that, if a determination of a Business Day shall relate to the LIBOR Rate or the Term Loan LIBOR Rate, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time and (c) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Affiliates).
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 180 days from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 180 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 180 days from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition of recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than 30 days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with

Schedule 1.1 – Page 4

maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer of funds (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
"CFC" means a controlled foreign corporation (as that term is defined in the IRC).
"Change in Law" means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Change of Control" shall mean (a) the failure of Holding Company to own in the aggregate directly or indirectly at least ninety percent (90%) of the voting power of the total outstanding Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent; (b) the failure of Parent to own directly or indirectly one hundred percent (100%) of the voting power of the total outstanding Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower; or (c) a change, in one or more transactions, in more than fifty-one percent (51%) of the beneficial ownership of the total outstanding Equity Interests of Holding Company.
"Closing Date" means the date of the making of the Term Loan (or other extension of credit) under the Agreement.
"Closing Date Dividend" has the meaning specified in Section 6.7(d) of the Agreement.
"Code" means the Illinois Uniform Commercial Code, as in effect from time to time.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Collateral Access Agreement" means an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to Borrower, or any other Person to whom any Collateral (other than Equipment that is subject to an Equipment Lease and that is in the possession of the applicable lessee) is consigned or who has custody, control or possession of any such Collateral (other than Equipment that is subject to an Equipment Lease and that is in the possession of the applicable lessee) or is otherwise the owner or operator of any premises on which any

Schedule 1.1 – Page 5

of such Collateral (other than Equipment that is subject to an Equipment Lease and that is in the possession of the applicable lessee) is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person, pursuant to which such lessor, consignee or other Person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other Person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other Person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and Lenders and agrees to follow all instructions of Agent with respect thereto.
"Commitment" means, with respect to each Revolving Lender, its Revolving Loan Commitment, with respect to each Term Lender, it's Term Loan Commitment, and, with respect to all Lenders, their Revolving Loan Commitments, their Term Loan Commitments and their Total Commitments, in each case, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Competitor" means any Person which is a direct competitor of Borrower or its Subsidiaries or a financial institution that holds Equity Interests in a direct competitor of Borrower or its Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person or entity whose Equity Interests are held by such Person, is a direct competitor of Borrower or its Subsidiaries.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Copyright Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"Current Assets" means, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
"Current Liabilities" means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Revolving Loans, the current portion of the Term Loan and the current portion of Permitted Purchase Money Indebtedness) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement

Schedule 1.1 – Page 6

(including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within two (2) Business Days after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Deposit Account" means any deposit account (as that term is defined in the Code).
"Designated Account" means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).
"Disqualified Equity Interests" shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Loan Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Term Loan Maturity Date.
"Dollars" or "$" means United States dollars.
"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
"EBITDA" means, with respect to any fiscal period,
(a)    Borrower's consolidated net income (or loss),

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minus
(b)    without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net income for such period:
(i)    extraordinary gains,
(ii)    interest income, and
(iii)    other non-cash items added in the calculation of consolidated net income, plus
(c)    without duplication, the sum of the following amounts of Borrower for such period to the extent deducted in determining consolidated net income for such period:
(i)    Interest Expense,
(ii)    income Taxes,
(iii)    extraordinary losses (net of insurance and related cash receipts),
(iv)    management, transaction, closing and similar fees (other than customary directors fees) paid in cash, to the extent payable hereunder, and
(v)    depreciation and amortization for such period,
in each case determined on a consolidated basis in accordance with GAAP.
"Eligible Accounts" means Accounts created by Borrower which meet each of the criteria set forth below. Accounts shall be Eligible Accounts if:
(a)such Accounts arise from (i) the actual and bona fide sale of goods by Borrower, which have either been delivered to a customer or as to which title has transferred to a customer pursuant to documentation reasonably satisfactory to Agent, (ii) the rendition of services by Borrower or (iii) a Qualifying Lease, in each case in the ordinary course of its business, which transactions have been completed in accordance with the terms and provisions contained in any documents related thereto;
(a)    such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them and such Accounts are not unpaid more than sixty (60) days after the original due date for them;
(b)    such Accounts comply in all material respects with the covenants and representations relating to Eligible Accounts contained in the Loan Documents;
(c)    such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent;
(d)    the chief executive office of the Account Debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent's request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an Account Debtor with its chief

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executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent's option, if the chief executive office and principal place of business of the Account Debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the Account Debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in Dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof, and Borrower has complied with all requirements in the Guaranty and Security Agreement with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);
(e)    such Accounts do not consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the Account Debtor to take the goods related thereto and pay such invoice;
(f)    the Account Debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such Account Debtor in excess of the amount at any time and from time to time owed by Borrower to such Account Debtor or claimed owed by such Account Debtor may be deemed Eligible Accounts, so long as the other eligibility criteria herein are satisfied); provided, that in the case of any such counterclaims, defenses or disputes in an amount less than $25,000 such amount shall not be ineligible hereunder unless Borrower reasonably believes the same to be justified;
(g)    such Accounts are subject to the first priority, valid and perfected security interest of Agent and such Accounts, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in the Agreement;
(h)    neither the Account Debtor nor any officer or employee of the Account Debtor with respect to such Accounts is an officer, employee, director, agent or other Affiliate of Borrower or Parent;
(i)    the Account Debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the Account Debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;
(j)    to the knowledge of Borrower, there are no proceedings or actions which are threatened or pending against the Account Debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such Account Debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);
(k)    such Accounts are not evidenced by or arising under any instrument;
(l)    such Accounts are not evidenced by or arising under any lease or chattel paper, other than a Qualifying Lease;

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(m)    the aggregate amount of such Accounts owing by a single Account Debtor and its Affiliates do not constitute more than ten percent (10%) of the aggregate amount of all otherwise Eligible Accounts (but in each case the portion of the Accounts not in excess of the applicable percentage may be deemed Eligible Accounts);
(n)    such Accounts are not owed by an Account Debtor who has Accounts unpaid more than ninety (90) days after the original invoice date for them or more than sixty (60) days after the original due date for them, which together constitute more than fifty percent (50%) of the total Accounts of such Account Debtor;
(o)    the Account Debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
(p)    such Accounts are owed by Account Debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such Account Debtors as determined by Borrower from time to time, to the extent such credit limit as to any Account Debtor is established consistent with the current practices of Borrower as of the Closing Date (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and
(q)    such Accounts do not represent insurance proceeds.
Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.
"Eligible Equipment" means Equipment or Equipment For Lease of Borrower that meets each of the criteria set forth below. Equipment or Equipment For Lease shall be Eligible Equipment if:
(a)    it is included in the most recent appraisal received by Agent pursuant to the Agreement, or if it has been acquired by Borrower since the date of such appraisal, or constitutes an improvement to existing Equipment or Equipment For Lease with a fair market value in excess of $200,000 made since the date of such most recent appraisal, it is included in a separate letter of valuation (in form and substance reasonably satisfactory to Agent) from an appraiser reasonably satisfactory to Agent, reflecting the Net Orderly Liquidation Value of such Equipment or Equipment For Lease or improvements;
(b)    it is in good condition and is not worn-out, damaged or defective (other than, in the case of Equipment For Lease classified by Borrower as "down" or "in service", for damage repairable in the ordinary course of Borrower's business) and is not obsolete;
(c)    it is located (i) within the United States at one of Borrower's locations, (ii) within the United States or Canada at the location or jobsite specified in a Qualifying Lease, (iii) within the United States or Canada at the location or jobsite of a former customer pursuant to an expired or terminated Qualifying Lease and subject to a "hold-store-loadout" arrangement, (iv) within the United States at a remote storage yard of Borrower or (v) within the United States or Canada in transit to or from one of the foregoing locations;
(d)    it does not constitute spare parts or similar items;
(e)    in the case of Equipment constituting motor vehicles subject to a certificate of title statute, the original certificate of title has been delivered to Agent, along with a certificate of title lien application executed by Borrower, showing Agent as the secured party;

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(f)    in the case of Equipment For Lease, such Equipment For Lease is either subject to a Qualifying Lease or classified by Borrower as "ready-to-rent", "in service" or "down";
(g)    it is subject to a first priority, valid and perfected security interest in favor of Agent and no other lien or security interest in favor of any other Person, except those permitted in the Loan Documents;
(h)    it does not constitute fixtures; and
(i)    it is owned by Borrower and is not leased to Borrower by a third party.
Any Equipment or Equipment For Lease that is not Eligible Equipment shall nevertheless be part of the Collateral.
"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) any commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (c) any savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (d) any commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (i) such bank is acting through a branch or agency located in the United States or is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (ii) such bank has total assets in excess of $1,000,000,000; (e) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person approved by Agent, except as provided in Section 13.1(a)(ii)(B).
"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent or any of its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent or any of its Subsidiaries, or any of their predecessors in interest.
"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand,

Schedule 1.1 – Page 11

or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Equipment" means equipment (as that term is defined in the Code), including without limitation all cranes.
"Equipment For Lease" means cranes and related Equipment of Borrower that is owned or acquired by Borrower for the purpose of leasing such Equipment to Account Debtors in the ordinary course of Borrower's business.
"Equipment Lease" means any lease, rental agreement or similar agreement or contract between Borrower and a customer whereby Borrower leases to such customer the use of specified Equipment For Lease, including without limitation any Purchase Order Lease.
"Equity Interest" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.
"ERISA Affiliate" means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC. ERISA Affiliate shall include any Subsidiary of any Loan Party.
"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Excess Availability" means the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base (but without giving effect to any Reserves in respect of Letter of Credit Exposure) and (ii) the Maximum Amount (after giving effect to the Term Loan Interest Reserve and all Reserves other than any Reserves in respect of Letter of Credit Exposure), minus (b) the Borrowing Base Reduction Amount.
"Excess Cash Flow" means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP the result of:
(a)TTM EBITDA, minus
(i)    EBITDA derived from asset dispositions, minus
(ii)    cash costs, fees and expenses paid in connection with the Agreement, minus

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(b)    the sum of
(i)    the cash portion of Interest Expense paid during such fiscal period,
(ii)    the cash portion of income Taxes paid during such period,
(iii)    the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period, and
(iv)    the excess, if any, of Net Working Capital at the end of such period minus the sum of Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period minus Net Working Capital at the end of such period).
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Excluded Taxes" means (i) any Tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits Taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's or such Participant's principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes resulting from a Lender's or a Participant's failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding Tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding Taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding Taxes imposed under FATCA.
"Existing Letters of Credit" means those letters of credit issued under the Third Amended Loan Agreement and described on Schedule E-1 to the Agreement.
"Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
"Extraordinary Receipts" means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries), and (iii) any purchase price adjustment received in connection with any purchase agreement.

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"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
"Fee Letter" means that certain Fifth Amended and Restated Fee Letter, dated as of even date with the Agreement, between Borrower and Agent, in form and substance reasonably satisfactory to Agent.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
"First Amended Loan Agreement" has the meaning specified therefor in the preamble to the Agreement.
"Fixed Charge Coverage Ratio" means, with respect to Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the ratio of (a) the amount equal to (i) EBITDA for such period, less (ii) EBITDA derived from asset dispositions, less (iii) Capital Expenditures for such period to (b) Fixed Charges for such period.
"Fixed Charges" means, with respect to Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP and without duplication, the sum of (a) all Interest Expense paid or payable in cash during such period, other than interest on the Term Loan paid during such period (i) with the proceeds of Special Interest Equity Contributions or (ii) to the extent accompanied by a decrease in the amount of the Term Loan Interest Reserve; plus (b) consolidated income Taxes for such period that are required to be or are paid or payable in cash during such period; plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases paid or payable for such period; plus (d) the fees paid to Agent or any Lender in respect of the Obligations, excluding any fees or expenses paid on or immediately after the Closing Date to any of the foregoing or to their counsel or other advisors, in each case relating to the transactions contemplated by this Agreement.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing,

Schedule 1.1 – Page 14

regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantor" means (a) each Subsidiary of Parent, (b) Parent and (c) each other Person that becomes a guarantor after the Closing Date.
"Guaranty and Security Agreement" means the Guaranty and Security Agreement, dated as of March 15, 2013, as reaffirmed on the date hereof by means of a certain Reaffirmation of Loan Documents executed by Borrower and Parent.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"Hedge Provider" means Agent, any Affiliate of Agent or, with the prior consent of Agent, any Revolving Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with Parent or its Subsidiaries; provided further, that if, at any time, a Revolving Lender ceases to be a Revolving Lender under the Agreement, then, from and after the date on which it ceases to be a Revolving Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Revolving Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
"Holding Company" means Essex Rental Corp., a Delaware corporation.
"Incremental Interest Amount" at any time means (a) $5,150,000 minus (b) the product of (i) $214,583.33 multiplied by (ii) the number of monthly payments of accrued interest on the Term Loan that have been made by Borrower on the first day of a calendar month during the period commencing on May 13, 2014 and ending on May 1, 2016 (the "Interest Reserve Period"); provided, that if any prepayment is made in respect of the Term Loan pursuant to the Agreement during the Interest Reserve Period, the Incremental Interest Amount (and subsequent reductions thereof under clause (b) above) will be further reduced by Agent to reflect the amount by which the incremental interest payable on the Term Loan during the remaining portion of the Interest Reserve Period will be reduced.
"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations

Schedule 1.1 – Page 15

of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Taxes" means, any Taxes other than Excluded Taxes.
"Ineligible Institution" means any distressed debt fund.
"Initial Term Lender" means Medley Capital Corporation.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
"Interest Expense" means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Revolving Loan Maturity Date.
"Inventory" means inventory (as that term is defined in the Code).

Schedule 1.1 – Page 16

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"IRC" means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.
"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.
"Issuing Bank" means Wells Fargo or any other Revolving Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Revolving Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Revolving Lender.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank, each Revolving Lender and each Term Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including Issuing Bank) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including Taxes and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with Parent or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent or its Subsidiaries, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of,

Schedule 1.1 – Page 17

maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent's reasonable costs and expenses (including reasonable documented attorney's fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with Parent or any of its Subsidiaries, (i) Agent's reasonable documented costs and expenses (including reasonable documented attorney's fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (j) Initial Term Lender's reasonable documented costs and expenses (including reasonable documented attorney's fees and expenses and due diligence expenses) incurred in structuring, drafting, and reviewing the Loan Documents, (k) Term Lenders' reasonable out-of-pocket costs associated with attending management meetings pursuant to Section 5.13(b) of the Agreement, and (l) Agent's and each Lender's reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a payment made by Issuing Bank pursuant to a Letter of Credit.
"Letter of Credit Exposure" means, as of any date of determination with respect to any Revolving Lender, such Revolving Lender's Pro Rata Share of the Letter of Credit Usage on such date.
"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.

Schedule 1.1 – Page 18

"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"LIBOR Notice" means a written notice in the form of Exhibit L-1 to the Agreement.
"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"LIBOR Rate" means the rate per annum rate appearing on Macro*World's (https://capitalmarkets.mworld.com; the "Service") Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
"LIBOR Rate Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.
"LIBOR Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
"Loan" shall mean any Revolving Loan or Extraordinary Advance made (or to be made) hereunder or the Term Loan made hereunder.
"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Loan Documents" means the Agreement, the Control Agreements, any Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, any Patent Security Agreement, any Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement, the Third Amended Agreement, the Second Amended Loan Agreement, the First Amended Loan Agreement, or the Original Loan Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
"Loan Party" means Borrower or any Guarantor, including without limitation Parent.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.

Schedule 1.1 – Page 19

"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent's and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral.
"Material Contract" means, with respect to any Person, (a) each contract or other written agreement (other than the Loan Documents), including without limitation Equipment Leases and each other contract or other written agreement of any such Person involving monetary liability of or to any Person in an amount in excess of $1,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Loan Agreements), whether written or oral, to which such Person is a party as to which the breach, non-performance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.
"Maximum Amount" means $145,000,000 plus the then outstanding principal balance of the Term Loan, decreased by the amount of reductions in the Maximum Amount and the Revolving Loan Commitments made in accordance with Section 2.4(f) of the Agreement; provided, that the Maximum Amount will automatically be reduced to the following amounts on the dates specified, to the extent that the Maximum Amount has not already been reduced to such amounts through the operation of Section 2.4(f) of the Agreement:

Date	Maximum Amount
February 28, 2016	$130,000,000 plus the then outstanding principal balance of the Term Loan
October 31, 2016	$0 plus the then outstanding principal balance of the Term Loan

All such reductions shall be applied to the Revolving Loan Commitments of the Revolving Lenders in accordance with their respective Pro Rata Shares.
"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.
"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral, in each case as amended or modified to date and from time to time hereafter.
"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.
"Net Cash Proceeds" means with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with

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such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) Taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve.
"Net Orderly Liquidation Value" means, as to any Equipment or Equipment For Lease, the sum of (a) the net orderly liquidation value of such Equipment or Equipment For Lease as set forth on the most recent appraisal delivered pursuant to the Agreement plus (b) the aggregate amount of cash expenditures made repairing or refurbishing such Equipment or Equipment For Lease in connection with, or in preparation for, the sale of such Equipment or Equipment For Lease, to the extent such expenditures are not reflected in the calculation of net order liquidation value in such appraisal.
"Net Working Capital" means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date, excluding deferred income Tax assets and liabilities.
"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.
"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e),

Schedule 1.1 – Page 21

(m) an "accumulated funding deficiency" within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise Tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.
"Obligations" means (a) all loans (including the Term Loan and the Revolving Loans (inclusive of Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the principal of the Term Loan, (iv) interest accrued on the Term Loan, (v) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (vi) Letter of Credit commissions, and fees (including fronting fees) and charges, (v) Lender Group Expenses, (vii) fees payable under the Agreement or any of the other Loan Documents, and (viii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Orderly Liquidation Value" means, as to any Equipment or Equipment For Lease, the sum of (a) the orderly liquidation value of such Equipment or Equipment For Lease as set forth on the most recent appraisal delivered pursuant to the Agreement plus (b) the aggregate amount of cash expenditures made repairing or refurbishing such Equipment or Equipment For Lease in connection with, or in preparation for, the sale of such Equipment or Equipment For Lease, to the extent such expenditures are not reflected in the calculation of orderly liquidation value in such appraisal.
"Original Loan Agreement" has the meaning specified therefor in the preamble to the Agreement.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.

Schedule 1.1 – Page 22

"Overadvance" means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.
"Parent" has the meaning specified therefor in the preamble to the Agreement.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Patent Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.13 of the Agreement.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.
"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
"Permitted Dispositions" means:
(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,
(b)    sales of Inventory (other than Equipment or Equipment For Lease) to buyers in the ordinary course of business,
(c)    leases of Equipment For Lease pursuant to Equipment Leases in the ordinary course of business,
(d)    the sale or other disposition of Equipment and Equipment For Lease (exclusive of Required Dispositions), so long as (i) Agent is notified of such sale or other disposition at least 3 days prior thereto (which notice shall include a reasonably accurate estimate of the Net Cash Proceeds of such sale or other disposition), (ii) the Net Cash Proceeds of such sale or other disposition shall be greater than or equal to seventy percent (70%) of the Orderly Liquidation Value of the Equipment or Equipment For Lease subject to such sale or other disposition and (iii) the Net Cash Proceeds of such sale or other disposition, together with the Net Cash Proceeds of all other such sales or other dispositions under this clause (d) during the six-month period immediately preceding such sale or other disposition, and the Net Cash Proceeds of all Required Dispositions during the six-month period immediately preceding such sale or other disposition, are in the aggregate greater than or equal to eighty percent (80%) of the aggregate Orderly Liquidation Value of all Equipment and Equipment For Lease subject to all such sales or other dispositions,
(e)    the issuance and sale by Parent of Equity Interests of Parent after the Closing Date; provided, that, (i) Agent shall have received not less than ten (10) Business Days' prior written notice of such issuance and sale by Parent, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Parent from such sale, (ii) Parent shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 6.7 hereof, and (iii) the terms of such Equity Interests, and the terms and conditions of the purchase

Schedule 1.1 – Page 23

and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letters of Credit or the right of Borrower and Parent to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Borrower and Parent with Agent and Lenders or are more restrictive or burdensome to Borrower or Parent than the terms of any Equity Interests in effect on the Closing Date,
(f)    the issuance of Equity Interests of Borrower or Parent consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower or Parent for the benefit of its employees, directors and consultants, provided, that, in no event shall Borrower or Parent be required to issue, or shall Borrower or Parent issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,
(g)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(h)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(i)    the granting of Permitted Liens,
(j)    the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(k)    any involuntary loss, damage or destruction of property,
(l)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(m)    the leasing or subleasing of assets (other than Equipment or Equipment For Lease) of Borrower or its Subsidiaries in the ordinary course of business,
(n)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
(o)    the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement, and
(p)    the making of Permitted Investments.
"Permitted Indebtedness" means:
(a)Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

Schedule 1.1 – Page 24

(d)    endorsement of instruments or other payment items for deposit,
(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions and Required Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)    unsecured Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(g)    the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent's and its Subsidiaries' operations and not for speculative purposes,
(h)    customer deposits held in the ordinary course of business in connection with Equipment Leases,
(i)    Subordinated Indebtedness, and
(j)    any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries, so long as (i) the terms thereof are acceptable to Agent and (ii) the aggregate principal amount does not at any one time exceed $500,000.
"Permitted Investments" means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; provided, that, other than with respect to cash and Cash Equivalents held in the Blocked Accounts, and petty cash in an aggregate amount not in excess of $25,000 at any time, (i) no Loans are then outstanding and (ii) the Deposit Account, Securities Account or other account in which such cash or Cash Equivalents are held as subject to a Control Agreement in favor of Agent,
(c)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries; provided, that promptly upon the receipt of the original of any such promissory note by a Loan Party or one of its Subsidiaries, such promissory note shall be endorsed in blank by the applicable Person and promptly delivered to Agent as so endorsed,
(d)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement; provided, that, as to such loans and advances, neither such Loan Party nor any of its Subsidiaries shall, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrower shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Loan Party or any of its Subsidiaries or on its behalf, promptly after the receipt thereof, or sent by any Loan Party or any of its Subsidiaries or on its behalf, concurrently with the sending thereof, as the case may be,

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(e)    investments, loans or advances by Parent in or to Borrower; provided, that any such intercompany loans or advances shall be evidenced by a promissory note or other instrument in form and substance reasonably satisfactory to Agent and such promissory note or instrument shall have been pledged to Agent pursuant to the Loan Documents,
(f)    guarantees permitted under the definition of Permitted Indebtedness,
(g)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(h)    deposits of cash made in the ordinary course of business to secure performance of operating leases,
(i)    (i) non-cash loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $25,000 at any one time, and
(j)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (g) of the definition of Permitted Indebtedness.
"Permitted Liens" means
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying Taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)    non-consensual statutory Liens (other than Liens securing the payment of Taxes) arising in the ordinary course of business to the extent: (i) such Liens secure Permitted Indebtedness which is not overdue or (ii) such Liens secure Permitted Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are the subject of Permitted Protests, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP,
(d)    judgment and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such Liens are the subject of a Permitted Protest, (ii) a stay of enforcement of any such Liens is in effect and (iii) Agent may establish a Reserve with respect thereto,
(e)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(f)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(g)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset

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purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(h)    Liens on amounts deposited in the ordinary course of business to secure Parent's and its Subsidiaries obligations in connection with worker's compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Parent and its Subsidiaries as of the Closing Date,
(i)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(j)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(k)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(l)    rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(m)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness, and
(n)    Liens arising from (i) operating leases and precautionary financing statement filings in respect thereof and (ii) equipment or other materials in each case which are not owned by Parent or any of its Subsidiaries located on the premises of Parent or any of its Subsidiaries (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Parent or such Subsidiary and the precautionary financing statement filings in respect thereof.
"Permitted Protest" means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll Taxes or Taxes that are the subject of a United States federal Tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of Equipment, Equipment For Lease and Real Property for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $1,500,000.
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

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"Platform" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Prepayment Premium" shall mean a prepayment premium equal to (a) three percent (3%) of the amount prepaid if such prepayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, (b) two percent (2%) of the amount prepaid if such prepayment occurs after the second anniversary and on or prior to the third anniversary of the Closing Date; or (c) zero percent (0%) of the amount prepaid if such prepayment occurs after the third anniversary of the Closing Date.
"Prior Obligations" has the meaning specified therefor in Section 2.14 of the Agreement.
"Priority Obligations" means all Obligations other than Term Obligations.
"Projections" means Borrower's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means, as of any date of determination:
(a)    with respect to a Revolving Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Revolving Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolving Loan Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Revolving Lender by (ii) the aggregate Revolving Loan Exposure of all Revolving Lenders,
(b)    with respect to a Revolving Lender's obligation to participate in the Letters of Credit, with respect to such Revolving Lender's obligation to reimburse Issuing Bank, and with respect to such Revolving Lender's right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Revolving Lender by (ii) the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolving Loan Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolving Loan Commitments had not been terminated and based upon the Revolving Loan Commitments as they existed immediately prior to their termination,
(c)    with respect to a Term Lender's obligation to make the Term Loan and right to receive payments of interest, fees, premium and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Term Lender's Term Loan Commitment, by (z) the aggregate amount of all Term Lenders' Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the sum of the outstanding principal amount of such Term Lender's portion of the Term Loan, by (z) the sum of the outstanding principal amount of the Term Loan; and
(d)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the sum of the Revolving Loan Exposure of such Lender and the outstanding principal amount of such Lender's portion of the Term Loan by (ii) the sum of the aggregate Revolving Loan Exposure of all Lenders the outstanding principal amount of the Term Loan of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been paid in full, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

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"Public Lender" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Purchase Order Lease" means an Equipment Lease evidenced by a purchase order and a series of invoices, rather than a written lease.
"Qualified Equity Interest" means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
"Qualifying Lease" means any Equipment Lease entered into between Borrower and an Account Debtor:
(a)    that is either (i) in the form attached to the Agreement as Exhibit E-1, (ii) otherwise in form and substance reasonably satisfactory to Agent or (iii) a Purchase Order Lease;
(b)    a copy of which have been delivered to Agent, together with all insurance certificates required under such Equipment Lease and which Equipment Lease (if written) has been legended to reflect that Agent has been granted a Lien on Borrower's rights thereunder;
(c)    as to which the underlying Equipment For Lease has been delivered to, or is in transit to, the customer or its jobsite;
(d)    as to which both the Account Debtor and the underlying Equipment For Lease is located in the continental United States or Canada;
(e)    with respect to which such Equipment Lease and the underlying Equipment For Lease are each subject to a first priority, valid and perfected Lien in favor of Agent and no other Lien in favor of any Person, except those permitted in the Loan Documents; and
(f)    that is an operating lease entered into by Borrower in the ordinary course of business.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.
"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by Borrower or its Subsidiaries with a fair market value in excess of $250,000.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

Schedule 1.1 – Page 29

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Required Dispositions" has the meaning specified therefor in Section 5.23 of the Agreement.
"Required Lenders" means, (a) those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds percent (66 2/3%) or more of the aggregate of the Commitments of all Lenders, but including at least two unaffiliated Revolving Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Obligations are owing, but including at least two unaffiliated Revolving Lenders; provided, that (i) the Revolving Loan Commitments or Obligations, as applicable, of any Defaulting Lender shall be disregarded in the determination of Required Lenders, (ii) at any time that there are only two Lenders under this Agreement, "Required Lenders" shall mean both of the Lenders, (iii) for all purposes hereunder, at any time prior to the payment in full of the Priority Obligations, Term Lenders shall be deemed to have voted their Pro Rata Shares in the same manner as WFCF and (iv) at any time after the payment in full of the Priority Obligations, those Term Lenders to whom at least sixty-six and two-thirds percent (66 2/3%) or more of the aggregate of the then outstanding Term Obligations are owing; provided, that (a) the Term Obligations, as applicable, of any Defaulting Lender shall be disregarded in the determination of Required Lenders and (b) at any time that there are only two Term Lenders under this Agreement, "Required Lenders" shall mean both of the Term Lenders.
"Required Term Lenders" means, at any time, those Term Lenders to whom at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Term Obligations are owing; provided, that at any time that there are only two Term Lenders under this Agreement, "Required Term Lenders" shall mean both of the Term Lenders.
"Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion, pursuant to Section 2.1(c), to establish and maintain with respect to the Borrowing Base or the Maximum Amount.

Schedule 1.1 – Page 30

"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by a Person (including any payment in connection with any merger or consolidation involving such Person) or to the direct or indirect holders of Equity Interests issued by such Person in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by such Person, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving a Person) any Equity Interests issued by such Person, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of a Person now or hereafter outstanding, and (d) make, or cause or suffer to permit any of a Person's Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Protective Advances), plus (b) the amount of the Letter of Credit Usage.
"Revolving Lender" means each Person with a Revolving Loan Commitment or, if the Revolving Loan Commitments have been terminated, Revolving Loan Exposure.
"Revolving Loan Commitment" means, with respect to each Revolving Lender, its Revolving Loan Commitment, and, with respect to all Revolving Lenders, their Revolving Loan Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.
"Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolving Loan Commitments, the amount of such Revolving Lender's Revolving Loan Commitment, and (b) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Revolving Lender.
"Revolving Loan Maturity Date" means October 31, 2016.
"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.
"S&P" has the meaning specified therefor in the definition of Cash Equivalents.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Second Amended Loan Agreement" has the meaning specified therefor in the preamble to the Agreement.
"Securities Account" means a securities account (as that term is defined in the Code).

Schedule 1.1 – Page 31

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
"Special Equity Contribution" means a contribution by Holding Company to the equity of Parent, and by Parent to the equity of Borrower, of cash derived by Holding Company from equity contributions to or equity issuances by Holding Company (and not constituting the proceeds of Indebtedness incurred by any of Holding Company, Parent or Borrower), the proceeds of which are used, with the prior written consent of Required Lenders, to prepay principal of the Term Loan as permitted pursuant to Section 2.4(d) of the Agreement.
"Special Interest Equity Contribution" means a contribution by Holding Company to the equity of Parent, and by Parent to the equity of Borrower, of cash derived by Holding Company from equity contributions to or equity issuances by Holding Company (and not constituting the proceeds of Indebtedness incurred by any of Holding Company, Parent or Borrower), the proceeds of which are used to pay interest on the Term Loan when due.
"Standard Letter of Credit Practice" means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
"Subordinated Indebtedness" means any unsecured Indebtedness of Borrower or its Subsidiaries incurred from time to time, so long as each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Required Lenders and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment in cash of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of Borrower to incur such Indebtedness, which notice shall set forth the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may reasonably request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) in no event shall the aggregate principal amount

Schedule 1.1 – Page 32

of such Indebtedness incurred during the term of this Agreement exceed $20,000,000, and (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Term Lender" means each Person with a Term Loan Commitment or, if the Term Loan Commitments have been terminated, a portion of the outstanding Term Loan.
"Term Loan" has the meaning specified therefor in Section 2.2 of the Agreement.
"Term Loan Commitment" means, with respect to each Term Lender, its Term Loan Commitment, and, with respect to all Term Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Term Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Term Lender became a Term Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.
"Term Loan Interest Period" means, with respect to the Term Loan, a period commencing on the Closing Date and ending 3 months thereafter, and subsequent periods of 3 months, each commencing on the date of expiration of the prior Term Loan Interest Period; provided, that (a) interest shall accrue at the applicable rate based upon the Term Loan LIBOR Rate from and including the first day of each Term Loan Interest Period to, but excluding, the day on which such Term Loan Interest Period expires, (b) any Term Loan Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Term Loan Interest Period shall end on the next preceding Business Day, and (c) with respect to a Term Loan Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Term Loan Interest Period), the Term Loan Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Term Loan Interest Period began, as applicable.
"Term Loan Interest Reserve" has the meaning specified therefor in Section 2.1(d) of the Agreement.
"Term Loan LIBOR Margin" has the meaning set forth in the definition of Applicable Margin.
"Term Loan LIBOR Rate" means the greater of (a) the rate per annum rate appearing on Macro*World's (https://capitalmarkets.mworld.com; the "Service") Page BBA LIBOR – USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the first day of each Term Loan Interest Period, for a term, and in an amount, comparable to the Term Loan Interest Period and the amount of the Term Loan (whether as the initial Term Loan or as a continuation of the Term Loan) in accordance with the Agreement, which determination shall be made by Agent and shall be conclusive in the absence of manifest error and (b) 1.00% per annum.
"Term Loan Maturity Date" means May 13, 2019.

Schedule 1.1 – Page 33

"Term Obligations" means all Obligations relating to the Term Loan.
"Third Amended Loan Agreement" has the meaning specified therefor in the preamble to the Agreement.
"Total Commitment" means the sum of all Revolving Loan Commitments and Term Loan Commitments.
"Trademark Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"TTM EBITDA" means, as of any date of determination, EBITDA of Borrower determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"United States" means the United States of America.
"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of the Agreement.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"WFCF" means Wells Fargo Bank Capital Finance, LLC.
"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Schedule 1.1 – Page 34

EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _______________________________ between _______________________________ ("Assignor") and _______________________________ ("Assignee"). Reference is made to the Agreement described in Annex I hereto (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1.    In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Revolving Loan Commitments, all to the extent specified on Annex I.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor's share of the Revolving Loans assigned hereunder, as reflected on Assignor's books and records.
3.    The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) [confirms that it is an Eligible Transferee;] (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]
4.    Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the "Settlement Date") shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.
5.    As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning

Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Article 15 and Section 17.9(a) of the Credit Agreement.
6.    Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7.    This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8.    THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By:
Name:
Title:

ACCEPTED THIS ____ DAY OF _______________

WELLS FARGO CAPITAL FINANCE, LLC, a national banking association, as Agent

By:
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Essex Crane Rental Corp.

2.	Name and Date of Credit Agreement:

Fourth Amended and Restated Credit Agreement dated as of May 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among Essex Holdings, LLC, as parent ("Parent"), Borrower, the lenders party thereto as "Lenders", and Wells Fargo Capital Finance, LLC ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers, and Wells Fargo, as sole lead arranger and as sole bookrunner.

3.	Date of Assignment Agreement: __________

4.	Amounts:

(a)	Assigned Amount of Commitment $__________

(b)	Assigned Amount of Revolving Loans $__________

5.	Settlement Date: __________

6.	Purchase Price $__________

7.	Notice and Payment Instructions, etc.

Assignee: _______________________________ _______________________________ _______________________________	Assignor: _______________________________ _______________________________ _______________________________

Wells Fargo Capital Finance, LLC
AVAILABILITY REPORT

Number:			Date:

ACCOUNTS RECEIVABLE OUTSTANDING ASSIGNED TO WFCF (PREVIOUS REPORT)			$

ADDITIONS TO ACCOUNTS RECEIVABLE
NEW BILLINGS (Sales Journal Attached)
LESS CREDIT MEMOS (Sales/CM Journal)
NET ADDITIONS TO A/R:			$

DEDUCTIONS TO ACCOUNTS RECEIVABLE:
INVOICES PAID PER COLLECTION REPORT ATTACHED (Gross Amt.)		$
ADJUSTMENTS (deductions or <add backs>		$

ACCOUNTS RECEIVABLE OUTSTANDING ASSIGNED TO WFCF		$

LESS: INELIGIBLE A/R:
Past Dues			$
Contras			$
50% Rule			$

TOTAL INELIGIBLE A/R:			$

ELIGIBLE ACCOUNTS RECEIVABLE:			$

AVAILABILITY FROM ACCOUNTS RECEIVABLE	@ 85%			$

TOTAL GROSS INVENTORY AS OF:	$
LESS: INELIGIBLES	$
ELIGIBLE INVENTORY			$

AVAILABILITY FROM INVENTORY	@75%			$

AVAILABILITY FROM TERM LOANS (M.E. & R.E.	@100%			$

TOTAL AVAILABILITY BEFORE LOANS				$

RESERVES:
STANDBY LCS			$

OTHER RESERVES
CALIFORNIA PERSONAL PROPERTY TAX RESERVE			$
3RD PARTY FINANCED EQUIPMENT			$
SWAP RESERVE			$
TOTAL OTHER RESERVES			$

BORROWING BASE				$

LOAN BALANCE PREVIOUS REPORT			$

LESS: CASH REMITTED		$

ADDITIONAL BORROWING THIS REPORT		$

REVOLVING LOAN BALANCE TODAY		$
TERM LOAN BALANCE TODAY		$
TOTAL LOAN OBLIGATIONS			$

NET AVAILABILITY AFTER LOANS AND L.C. RESERVES				$

CREDIT FACILITY LIMIT (CFC)

EXCESS AVAILABILITY
LESSOR OF:
(i) BORROWING BASE (BEFORE LOC EXPOSURE)		$
(ii) MAXIMUM AMOUNT LESS RESERVES (EXCEPT LOC EXPOSURE RESERVES)		$

MINIMUM OF (i) AND (ii) ABOVE:		$

MINUS:
BORROWING BASE REDUCTION AMOUNT
SUM OF:
(i) ALL OUTSTANDING OBLIGATIONS (INCLUDING LOANS AND LOC EXPOSURE RESERVES)		$
(ii) 60 DAYS PAST DUE TRADE PAYABLES		$
BORROWING BASE REDUCTION AMOUNT		$

EXCESS AVAILABILITY		$

FOR THE PURPOSE OF INDUCING WELLS FARGO CAPITAL FINANCE, LLC TO GRANT LOANS TO US, WE HEREBY CERTIFY THAT THE FOREGOING STATEMENT OF ACCOUNTS RECEIVABLE IS TRUE AND CORRECT AS OF THIS REPORT, AND AS ACCEPTABLE COLLATERIAL IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT DATED MARCH 15, 2013 BETWEEN WACHOVIA AND ESSEX CRANE RENTAL CORP.

WELLS FARGO CAPITAL FINANCE, LLC	CLIENT: Essex Crane Rental Corp.
150 South Wacker Drive
Suite 2200	By:
Chicago, IL 60606-4202
	Name and Title:	Kory Glen, CFO

EXHIBIT B-2
FORM OF BANK PRODUCT PROVIDER LETTER AGREEMENT
[Letterhead of Specified Bank Products Provider]
[Date]

Wells Fargo Capital Finance, LLC, as Agent
150 South Wacker Drive
Suite 2200
Chicago, Illinois 60606
Attention: Laura Nickas
Fax No.: (312) 332-0424
Reference hereby is made to that certain Fourth Amended and Restated Credit Agreement dated as of May 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among Essex Holdings, LLC, as parent ("Parent"), Essex Crane Rental Corp., as borrower ("Borrower"), the lenders party thereto as "Lenders", and Wells Fargo Capital Finance, LLC ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the "Specified Bank Product Agreement [Agreements]") dated as of __________ by and between [Lender or Affiliate of Lender] (the "Specified Bank Products Provider") and [identify the Loan Party].
1.Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1 through 15.15 and Sections 15.17, 15.18, and 17.5 (collectively such sections are referred to herein as the "Agency Provisions"), including, as applicable, the defined terms used therein. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.
2.Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15, and 17.5 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.
3.Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider's reasonable determination of the liabilities and obligations (and mark-to-market exposure) of Borrower and the other Loan Parties in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Borrower and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is either the amount of such reasonable determination of such liabilities and obligations most recently reported by the Specified Bank Products Provider, or, if no such reporting has ever been made, zero.
4.Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If Agent chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.
5.Bank Product Obligations. From and after the delivery to Agent of this agreement duly executed by Specified Bank Product Provider and the acknowledgement of this agreement by Agent and Borrower, the obligations and liabilities of Borrower and the other Loan Parties to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its Affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.
6.Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrower, shall be mailed, sent, or delivered to Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:	________________________ ________________________ ________________________ Attn: ____________________ Fax No. __________________

7.Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section 15.9 of the Credit Agreement); provided, that Borrower may not assign this agreement or any rights or duties hereunder without the other parties' prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.
8.Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
[signature pages to follow]

Sincerely,

[SPECIFIED BANK PRODUCTS PROVIDER]

By:
Name:
Title:

Acknowledged, accepted and agreed as of the date first written above:

ESSEX CRANE RENTAL CORP. as Borrower

By:
Name:
Title:

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Borrower's letterhead]

To:	Wells Fargo Capital Finance, LLC, as Agent
150 South Wacker Drive
Suite 2200
Chicago, Illinois 60606
Attention: Laura Nickas

Re:	Compliance Certificate dated _____________, 20__
Ladies and Gentlemen:
Reference hereby is made to that certain Fourth Amended and Restated Credit Agreement dated as of May 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among Essex Holdings, LLC, as parent ("Parent"), Essex Crane Rental Corp., as borrower ("Borrower"), the lenders party thereto as "Lenders", and Wells Fargo Capital Finance, LLC ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies as of the date hereof that:
1.    The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date set forth therein.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.
4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.    As of the date hereof, Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

ESSEX CRANE RENTAL CORP., as Borrower

By:
Name:
Title:

SCHEDULE 1
Financial Information

SCHEDULE 2
Default or Event of Default

SCHEDULE 3
Representation and Warranties

SCHEDULE 4

Financial Covenants
1.    Fixed Charge Coverage Ratio.
Borrower's and its Subsidiaries' Fixed Charge Coverage Ratio, measured on a month-end basis, for the __ month period ending __________, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to 1.10:1.0 for the corresponding period, as required in Section 7(a) of the Credit Agreement.
2.    Capital Expenditures.
Borrower's and its Subsidiaries' Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii) and the amount, if any, of Capital Expenditures incurred in connection with a Permitted Disposition requested by a customer), measured on a fiscal year to date basis, as of the last day of the month ending __________, 20___, is ___:1.0, which [is/is not] less than or equal to $2,000,000 as required in Section 7(b) of the Credit Agreement.
3.    Excess Availability.
Borrower's Excess Availability on each date during the prior month [was/was not] at least 10% of the aggregate Revolving Loan Commitments Amount, as required in Section 7(c) of the Credit Agreement.

EXHIBIT E-1
FORM OF EQUIPMENT LEASE
See attached.

EQUIPMENT RENTAL AGREEMENT

This Agreement is made this	XX	day of	XXXXXXX, 2013	, by and between

ESSEX CRANE RENTAL CORP., 1110 Lake Cook Road, Suite 220, Buffalo Grove, IL 60089
party of the first part, herinafter called Lessor, and

Customer Name and Jobsite Address Attn: XXXXXXXXXXXXXXXXXXXXX

party of the second part, hereinafter called Lessee.

WITNESSETH: That in consideration of payment hereinafter provided, Lessor and Lessee agree as follows:

1. EQUIPMENT LEASED: Lessee hereby leases from Lessor for use at or near

Customer Name and Jobsite Address

hereinafter called “jobsite,” all Equipment herein named and identified, which throughout this Agreement is designated in whole or in part as “Equipment”. Each article of Equipment shall remain in possession of Lessee and neither this Agreement nor any part thereof shall be assigned. Nor shall Lessee offer the Equipment rented hereunder to be used or possessed by any other person, firm or legal entity without the prior written consent of Lessor. Nor shall said Equipment be used in the performance of any work by Lessee other than that specified herein without Lessor’s prior written consent. Lessee further agrees not to remove any Equipment covered by this Agreement out of the United States economic zone, county, state, and jobsite specified above without the prior written consent of Lessor.

EQUIPMENT:	VALUE:
(1) XXXXXXX	$ xxx,000.00
LC-X-XXXXXX
Attachment 1
Attachment 2

2. SPECIAL CONDITIONS: A qualified Essex Crane Rental Corp. service representative will be provided to assist in the initial assembly and/or disassembly of the equipment at the published Essex Crane Field Service & Repair Rates in the table below and in effect at the time of service (based on an 8 hour day, 1st shift) plus all travel expenses. Travel time is considered work time and will be invoiced on a “portal-to-portal” basis. It is the responsibility of the Lessee to provide a competent and knowledgeable crane operator, crew, support rigging and auxiliary hoist equipment at the time of delivery and throughout assembly and disassembly.

	First 8 Hours	Overtime Hours
Regular Time (1st Shift):	$115.00/Hour	$175.00/Hour
Week-Ends (1st Shift):	$175.00/Hour	$230.00/Hour
Holidays (1st Shift):	$230.00/Hour	$350.00/Hour

Service Technician Travel Mileage	$3.00/mile
Service Technician Per Diem	$195.00/day

3. RENTAL RATE: The bare monthly rental rate is: $ XXXX,000.00

4.1 MINIMUM RENTAL PERIOD: XXXXXX Consecutive Months

4.2 EXPECTED RENTAL PERIOD: XXXXXXXX Consecutive Months

5. THE RENTAL PERIOD: Begins as a bill of lading approximately XX/XX/13 and ends when all equipment is returned to our yard or Essex’s delegated site, provided paragraph 4.1 and 5.3 is complied with. Possession beyond the Minimum Rental Period and Expected Rental Period does not constitute a guaranteed right of Lessee to extend beyond the rental period.

5.1 MINIMUM RENTAL PERIOD: As stipulated in paragraph 4.1, the minimum agreed duration of rent to be paid.

5.2 EXPECTED RENTAL PERIOD: The agreed period of time the Lessee may expect to use the equipment beyond the Minimum Rental Period. Lessee at its option may extend the rental beyond the Minimum Rental Period at the current contract rates provided it is within the specified period stipulated in paragraph 4.2. Rental continuation beyond the Expected Rental Period is on a month to month basis and is subject to rate changes and or termination by the Lessor.

5.3 RENTAL END NOTIFICATION: Prior to the end of the Minimum Rental Period or Expected Rental Period, Lessee is required to give written notice to Lessor at the above address by fax or email leasing@essexcrane.com its intention to terminate the instant Lease is at least fifteen (15) days prior to the termination date. Such written notice shall not relieve Lessee of its Minimum Rental Period under Article 4.1 hereof. Leases beyond the Expected Rental Period and when operating under a month to month basis require thirty (30) days notice prior to termination date.

6. TRANSPORTATION: Transportation in at an agreed price of $ XX,XXX.00 and loading out on carrier of Lessor’s choice to be borne by Lessee. Transportation out at an agreed price of $ XX,XXX.00 to be borne by Lessee. Freight in must be remitted with signed contract. Transportation costs and safe assembly/disassembly assume that the site where the equipment will be assembled and used will have suitable access for trucks and trailers, ample room for loading and unloading, and that firm level ground conditions to support the equipment have been established by the Lessee.

In return for transportation charges paid by the Lessee in the paragraph above, Lessor will arrange for and pay all shipping and freight from the shipping point to the jobsite specified in Article 1 hereof and returned to the return point. Lessee will pay for all (including but not limited to) demurrage, unloading, assembly, disassembly, load-out, handling, packing, crating, and documentation, ~~import and export clearances and transportation.~~ Since the out-bound method of shipment may differ from in-bound, required load-out procedures may vary accordingly. If shipped via barge or vessel, or if the Equipment is loaded for use on board a barge or vessel, Lessee shall furnish to Lessor, prior to shipment of the Equipment, Certificate of Marine Trip Cargo and loading and unloading insurance to the stated value of Equipment specified in Article 1 hereof. Lessee shall inspect and inventory Equipment and obtain from delivery carrier written acknowledgement of any loss or damage to Equipment upon receipt.

7. PAYMENT: Lessee shall pay rent for the Equipment at the rate specified in Article 3 hereof and payment shall be made monthly in advance at the office of ESSEX CRANE RENTAL CORP.

a)	Monthly rental rate shall not be subject to any deductions on account of any nonworking time in the month or back charges for repairs or maintenance of any nature.

b)	After the Rental Period specified rent will be payable at the rate of 1/30th of the monthly rate for each calendar day.

c)
If the payment is not received within thirty (30) days from the date of the invoice, then a finance charge of 1½% per month (18% per annum), or the maximum allowed by law will be charged, and all payments will be first applied against repairs and transportation items.

8. CONDITION OF EQUIPMENT AND WARRANTY: Lessor hereby agrees that Equipment is shipped to Lessee in good serviceable condition, Lessee shall examine Equipment promptly upon delivery and notify

Lessor in writing within twenty-four (24) hours of any evidence that Equipment is not in such condition. Lessor shall then have a reasonable time to replace or repair Equipment during normal working hours. Should Lessor be unable for any reason (other than as a result of any act or omission of Lessee, or any event beyond the control of Lessor) to repair or replace the Equipment within such time, Lessee may terminate this Agreement [only upon written notice to Lessor at least twenty (20) days prior to termination date]. THE FOREGOING IS THE EXCLUSIVE AND ENTIRE WARRANTY GIVEN IN CONNECTION WITH THE EQUIPMENT, AND SUCH WARRANTY AND/OR THE REMEDIES STATED IN CONNECTION THEREWITH ARE GIVEN IN LIEU OF: (a) ALL WARRANTIES EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (b) ALL OBLIGATIONS OR LIABILITIES ON THE PART OF LESSOR FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING WITHOUT LIMITATION CLAIMS OF LOSS OF USE, BUSINESS INTERRUPTION OR COST OF ACQUISITION OF REPLACEMENT EQUIPMENT), ARISING OUT OF, OR IN CONNECTION WITH, THE RENTING, MAINTENANCE, USE, OPERATION, STORAGE, ERECTION, DISMANTLING OR TRANSPORTATION OF THE EQUIPMENT. LESSOR SHALL IN NO EVENT HAVE OBLIGATIONS OR LIABILITIES FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES EVEN IF LESSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LESSEE AGREES THAT LESSOR WILL NOT BE LIABLE FOR ANY LOST PROFITS BY LESSEE OR ANY OTHER PARTY.

9. USE OF EQUIPMENT:

(a)
The Rental Rate stipulated above is based on single shift operation of eight (8) hours per day, forty (40) hours per week, and one hundred seventy-six (176) hours per month. Overtime charged pro-rata for excess hours.

(b)	Use of Equipment during storage will not be permitted unless authorized in writing by Lessor.

(c)	Equipment is to be used in accordance with the written specifications of the manufacturer.

(d)
The Equipment shall be used only as a hook crane, unless otherwise specifically provided in Article 2 hereof, and shall only be used within its rated capacity based on the manufacturer’s capacity charts. See under Special Conditions.

10. MAINTENANCE AND OPERATION: The Lessee shall assure that the Equipment is not subject to careless or needlessly rough usage, and Lessee hereby agrees to employ competent, experienced persons to operate and maintain said Equipment and shall at its own expense maintain the Equipment in good operating condition, well greased, oiled, cleaned and repaired, in accordance with the manufacturer’s specifications, providing Lessor with such verifiable records of maintenance within forty-eight (48) hours of request, and shall return it to Lessor in such condition. Lessee shall have the duty to inspect, test, and certify at its own cost, that the Equipment is in accordance with manufacturer’s specifications and is fully operational and free from any and all damages and/or defects. Any damages and/or defects shall be reported to Lessor immediately via phone call to XXXXXXXXXX or XXXXXXXXXX at XXX-XXX-XXXX and followed up with an email to all of the following: XXXXXXXXXX@essexcrane.com, XXXXXXXXXXX@essexcrane.com and mkroll@essexcrane.com. Failure to notify the Lessor immediately of any damages and/or defects shall be deemed an admission by the Lessee that the Equipment is fully operational and free from damages and/or defects. In the event the Equipment is rendered not serviceable through accidental and/or negligent damage by Lessee, the rental shall continue until the Equipment is restored to serviceable condition, and all costs for accomplishing the repairs shall be paid by Lessee. When Lessee and Lessor (both the parties) have prearranged for Lessor’s service personnel to work on the Equipment, Lessee shall make the Equipment immediately available to Lessor’s service personnel upon their arrival at the location of the Equipment, and if the service personnel are required to wait more than two (2) hours by Lessee, then Lessee shall be responsible for payment to Lessor of standard hourly charges for the additional waiting time. Lessee shall be responsible to steam clean the Equipment after its use thereof is completed. Lessee shall pay special attention toward cleaning and protecting the Equipment when working the Equipment at a location where destructible chemical agents are present in the atmosphere. Lessee shall be responsible for this protection and to clean all corrosive agents from the Equipment, and restoring the condition of the metal and paint on the Equipment prior to returning the Equipment to Lessor. The fact that Lessor is aware of the type of project and that chemical agents are present in the atmosphere does not deem this type of destruction to be classified as normal wear.

11. TAXES, DUTIES, AND TARIFFS: Unless otherwise provided herein, Lessee agrees to pay personal property taxes if imposed upon Equipment at the place or places at which Lessee agrees herein to keep Equipment. All other taxes, as well as assessments, duties, import tariffs, licenses and license fees, including but not limited to those relating to Equipment, its use, operation, transportation (unless such transportation is contracted for by the Lessor) or storage, or to the making or performance of this Agreement, shall be paid by Lessee. Lessee shall promptly provide Lessor with documentation, including but not limited to, tax receipts, evidencing that all items, which are the responsibility of Lessee hereunder, have been paid. The Lessee shall promptly provide a Tax Exemption Certificate, where applicable.

12. COMPLIANCE WITH LAWS: Lessee agrees to comply with and conform to all laws and regulations of any government or public body having jurisdiction relating to the maintenance, use, inspection, operation, storage, erection, dismantling, servicing or transportation (unless such transportation is contracted for by the Lessor) of Equipment. Lessee agrees to assume full responsibility, and indemnify and hold harmless Lessor for any and all losses, damages, expenses, fines, forfeitures, seizures, confiscations, and penalties arising out of the violation of any such laws and regulations. In the event that any law or regulation shall require the installation of any additional Equipment or accessories, including but not limited to, safety devices, or if any modification to Equipment is required by law or regulation, Lessee agrees to pay the full cost thereof, including installation expenses, and the cost of restoring Equipment to its original configuration, if required by Lessor.

13. LOSS OR DAMAGE: 13.1 All risk of loss or damage to Equipment, regardless of cause, including seizures and confiscations of Equipment, during the term of rental or while Equipment is in the possession, custody or control of Lessee or its officers, employees, affiliates or agents, or during transportation (unless such transportation is contracted for by the Lessor) of the Equipment, shall be with Lessee and Lessee agrees to return the Equipment to Lessor in the condition in which Lessee received it, free and clear of all liens and encumbrances.

13.2 In the event of loss or damage to Equipment, regardless of cause, rental payments will continue to accrue until the Equipment is repaired by the Lessee and accepted by Lessor, or in the event Equipment shall be adjudged by Lessor to be lost, stolen, destroyed or damaged beyond repair, payment in full shall be made to Lessor by Lessee for the stated value of Equipment. No rentals paid or due shall be applied to payment of the loss.

14. INSURANCE AND IDEMNIFICATION: 14.1 Lessee shall, at its own expense, obtain and maintain during the Rental Period or while Equipment is in the possession, custody or control of Lessee, its officers, employees, affiliates or agents, a standard contractor’s Equipment all risk, coverage with boom and overload (including on international rentals, war, political and similar risks) floater insurance policy satisfactory to Lessor to protect the interest of Lessor, naming Lessor and its lenders as an additional insured to the total amount of stated value of Equipment as set forth in Article 1 hereof, and shall, prior to delivery of the Equipment, furnish Lessor with evidence of such insurance, including an insurer’s certificate that such policy is in effect. Such insurance policy shall not be altered or terminated without the prior written consent of Lessor.

LESSEE’S INSURER:
EFFECTIVE DATES:
POLICY NUMBER:

14.2 To the fullest extent permitted by applicable law, the Lessee shall assume entire responsibility, liability, defend, indemnify and hold forever harmless Lessor for all damages (including purely economic loss), or injury of any nature (including death) to persons and property, including intangible property, as well as expenses, penalties, legal fees and costs, arising out of, or in any manner relating to, or occasioned by, the operation, maintenance, handling, inspection, storage, erection, dismantling or transportation (unless such transportation is contracted for by the Lessor) of Equipment during the rental term or while in possession, custody or control of Lessee, its officers, employees, affiliates or agents, regardless of whether the same were caused, in whole or in part, by negligence of Lessor. Lessor shall not be liable for any loss, delay or damage of any kind or character resulting from defects, inefficiency or accidental breakage of the Equipment hereby leased. Lessor shall not be liable for delays of carriers in transporting the Equipment or for delays resulting from strikes, labor disputes or refusal of its employees to cross picket lines, or from any other contingencies beyond its control. In jurisdictions in which the indemnification provided for in this Article is broader than that allowed by applicable law, this Article should be interpreted as providing the broadest indemnification permitted and should be limited only to the extent necessary to comply with said law.

14.3 Lessee shall include the interest of ESSEX CRANE RENTAL CORP. and its lenders, as an additional insured under Lessee’s General Liability, Excess Liability, and Automobile insurance policies with respect to the Equipment during the Rental Period and transportation (unless such transportation is contracted for by the Lessor) of the Equipment with minimum liability limits of $2,000,000.00 per occurrence (including Excess Liability), and Lessee shall furnish Lessor with a certificate of insurance. Such liability coverage shall not be altered or terminated without the prior written consent of Lessor.

LESSEE’S INSURER:
EFFECTIVE DATES:
POLICY NUMBER:

15. TITLE: Title to the Equipment shall be at all times vested in Lessor unless transferred by sale in writing signed by Lessor and Lessee. Lessee agrees to keep the Equipment free from all liens or other encumbrances. Lessee shall give Lessor immediate written notice if Equipment is levied upon, or from any cause becomes liable to seizure. Lessee agrees to protect Lessor’s interest in the Equipment while it is in Lessee’s care, possession, custody or control, and during transportation.

16. DEFAULT: 16.1 If Lessee violates any term of this Agreement or fails to keep any promise or agreement made herein, including but not limited to the happening of any of the following events, Lessee shall be deemed in default and the Lessor may exercise and enforce any remedy under this Agreement and/or under law:

a)	If the monthly rental rate, or any part thereof, is unpaid by Lessee for more than five (5) days past the due date specified in Article 7 hereof;

b)	If Lessee becomes bankrupt;

c)	If Lessee fails to maintain, operate, or insure the Equipment as herein required;

d)
If, in the opinion of Lessor, the Equipment is being abused or neglected or because of labor disputes or any other conditions, the Equipment is in danger of being lost or damaged, levied upon or subject to seizure.

16.2 The foregoing events of default should not be construed as an exhaustive list of defaults which entitle Lessor to the remedies available hereunder or under law, and if Lessor does not declare Lessee in default or chooses not to exercise or enforce any right or remedy under this Agreement or under law, the same shall not be construed as a waiver of any default by Lessee and Lessor will still have available all of those rights and remedies and may exercise and enforce them in the future.

17. LESSOR’S REMEDIES: If the Lessee is in violation of any term or provision of this Agreement, in addition to any and all rights and remedies available to Lessor under law, Lessor may, in its discretion, exercise and enforce any one or more of the following remedies:

a)
Lessor may terminate the lease, take possession of the Equipment and recover from Lessee all rentals then due and accelerate and recover from Lessee all rentals to become due during the Minimum Rental Period specified in Article 4 hereof;

b)
Lessor may recover full damages for any injuries to the Equipment, including all transportation expenses incurred in returning the Equipment to Lessor, all expenses for service, repair, and cleaning of the Equipment to restore it to good serviceable condition;

c)
Lessor may, in its discretion, remedy any default or violation of this Agreement by Lessee, including but not limited to, procuring the insurance coverage required under the Lease, making payments for any fines, forfeitures, seizures, confiscation and penalties arising out of the violation of any laws and regulations, and making payment of any sales and use taxes, assessments, duties, import tariffs, licenses and license fees, and then recover such payments from Lessee, and any rentals paid by Lessee shall be first applied to said expenses.

d)
Lessor shall have the right at any time to enter the premises occupied by the Equipment and shall be given free access thereto for the purpose of inspection and shall be entitled to take possession or remove all or any part of the Equipment without legal process at any time at Lessee’s expense.

18. INSPECTION: Lessor’s service representative shall make an inspection and complete the Inbound Inspection Report during assembly and upon completion of the assembly will provide Lessee’s site representative a copy. The Inbound Inspection Report verifies compliance with OEM specifications and ASME B30.5. At rental end and during equipment disassembly and load out, Lessor’s service representative will complete the Outbound Inspection Report and provide Lessee’s site representative with a copy. A final review and comparison of the Inbound and Outbound Inspection Reports will determine what rental end charges that apply. Any loss or damage to Equipment shall be listed and notice thereof supplied to Lessee within thirty (30) days after return of the Equipment to Lessor.

If an Essex Crane Rental Corp service representative is not provided it is mutually agreed that the Lessor’s Inbound Inspection Report provided at the time of shipment shall prevail and any deficiencies or exceptions shall be rectified at the Lessee’s expense. Annual Inspection Certification if required will be at the expense of the Lessee. At Rental End if the Essex Crane Rental Corp service representative is not provided or present it is mutually agreed that the Outbound Inspection Report provided after receipt of the Equipment shall prevail. There will be an Outbound Inspection fee of $1,500.00 to cover the cost of inspection after return.

19. VENUE AND APPLICABLE LAW: This agreement and all actions arising herefrom shall be governed by the laws and venued in the state of Alabama, California, Colorado, Florida, Texas, Washington or Illinois in the sole discretion of Lessor.

20. ATTORNEY’S FEES: In the event that any suit, action, counter claim or proceeding is instituted to enforce any right or remedy granted to the Lessor herein, Lessor shall be entitled to recover from Lessee its costs and disbursements incurred, including reasonable attorney’s fees.

21. ENTIRE AGREEMENT: This Agreement constitutes the full agreement between the parties hereto, previous oral and/or written agreements being null and void, and it is not subject to modification or alteration except by writing, signed by the principals executing this Agreement or their successors. Language in this Agreement that is in bold-face, blue type is not intended for emphasis or to indicate special meaning, but rather is only to highlight for the convenience of Lessor negotiated modifications to Lessor’s standard form of equipment rental agreement.

22. SECURITY INTEREST: This agreement is subject to the security interest of each of (i) Wachovia Capital Finance (Central), as agent (the "Agent") for the lenders (the "Lenders") granted pursuant to that certain Loan and Security Agreement dated September 22, 2004 by and among Lessor, Essex Holdings, LLC, as guarantor, Agent and the Lenders, as it may be amended from time to time.

WITNESS: The parties hereto set their hands on the day and year first written above and by which Lessee acknowledges the receipt of a signed copy of this Lease.

Lessor:	ESSEX CRANE RENTAL CORP.	Lessee:	<ENTER COMPANY NAME HERE>
		Individual	Partnership	Corporation
By:		Sign:
Print Name:		Print Name:
Title:		Title:
Contact Phone:		Contact Phone:
Contact E-Mail:		Contact E-Mail:
Witness:		Witness:
State Of:		State Of:

EXHIBIT L-1
FORM OF LIBOR NOTICE

Wells Fargo Capital Finance, LLC, as Agent
150 South Wacker Drive
Suite 2200
Chicago, Illinois 60606
Ladies and Gentlemen:
Reference hereby is made to that certain Fourth Amended and Restated Credit Agreement dated as of May 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among Essex Holdings, LLC, as parent ("Parent"), Essex Crane Rental Corp., as borrower ("Borrower"), the lenders party thereto as "Lenders", and Wells Fargo Capital Finance, LLC ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
This LIBOR Notice represents Borrower's request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $________ (the "LIBOR Rate Advance")[, and is a written confirmation of the telephonic notice of such election given to Agent].
The LIBOR Rate Advance will have an Interest Period of [1, 2, 3, or 6] month(s) commencing on _____________________.
This LIBOR Notice further confirms Borrower's acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.
Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Parent and its Subsidiaries contained in this Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

ESSEX CRANE RENTAL CORP., as Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC, as Agent

By:
Name:
Title:

SCHEDULE A-1

Agent's Account

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent's Account shall be that certain deposit account bearing account number 4124923723, reference Essex Crane Rental Corp., and maintained by Agent with Wells Fargo Bank, National Association, 420 Montgomery Street, San Francisco, CA, ABA #121-000-248.

SCHEDULE A-2

Authorized Persons

Name	Title
Nicholas Matthews	Chief Executive Officer
Kory Glen	Chief Financial Officer
Christopher Dirr	Director of Accounting
Steven Egge	Assistant Controller
Ryan O'Leary	Financial Reporting Manager
Patrick Merola	Manager of Financial Reporting & Analysis and Investor Relations
Anita Patel	Senior Accountant

Schedule C-1
Commitments

Revolving Loan Commitments

Lender	Commitment
Wells Fargo Capital Finance, LLC	$95,285,714.29
PNC Bank, National Association	$16,571,428.57
Alostar Bank of Commerce	$8,285,714.29
Kayne Senior Credit Fund (QP), L.P.	$18,722,870.27
Kayne Senior Credit Fund, L.P.	$334,272.58
1492 Capital, LLC	$5,800,000.00
All Lenders	$145,000,000.00

Term Loan Commitment

Lender	Commitment
Medley Capital Corporation	$30,000,000.00
All Lenders	$30,000,000.00

SCHEDULE D-1
Designated Account

Account number 8013583037 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Agent.
"Designated Account Bank" means PNC Bank, National Association, whose office is located at Cherry Hill, New Jersey, and whose ABA number is 031207607.

SCHEDULE E-1
Existing Letters of Credit

Holder	Description	Amount
Hamilton Partners	Buffalo Grove Rent	$24,630.00

SCHEDULE P-1
Permitted Investments

Investment by Essex Holdings, LLC in Essex Crane Rental Corp.

SCHEDULE P-2
Permitted Liens

Lien in favor of South Coast Air Quality Management District on specific equipment identified in UCC Financing Statement No. 19908830002 dated 1/29/2009 filed with the Secretary of State of California.

SCHEDULE R-1
Real Property Collateral

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Purpose/Use	Improvements Located on Real Property
Essex Crane Rental Corp.	Alabama Yard 2039 Fulton Springs Road, Alabaster, AL 35007-5378	Owned	Service Center and Storage for Rental Fleet	Office and Warehouse
Essex Crane Rental Corp.	Florida Yard 5315 Causeway Blvd., Tampa, FL 33619-6123	Owned	Service Center and Storage for Rental Fleet	Office and Warehouse
Essex Crane Rental Corp.	Texas Yard 303 Peach Lane, Arcola, TX 77583-7459	Owned	Service Center and Storage for Rental Fleet	Office and Warehouse

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
(a)the Closing Date shall occur on or before May 31, 2014;
(b)Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:
(i)the Agreement,
(ii)the Fee Letter,
(iii)the Guaranty and Security Agreement,
(iv)amendments to each existing Mortgage, together with a date-down title insurance endorsement and flood certificate, and, if applicable, evidence of flood insurance, in each case relating to each such amendment,
(v)a Perfection Certificate,
(vi)a Closing Certificate;
(vii)a Solvency Certificate;
(viii)a Reaffirmation of Financing Documents; and
(ix)Notes, if requested by any Lender;
(c)Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;
(d)Agent shall have received copies of each Loan Party's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party;
(e)Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;
(f)Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;
(g)Agent shall have received an opinion of the Loan Parties' counsel in form and substance satisfactory to Agent;
(h)Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party's senior management and key principals, the results of which shall be satisfactory to Agent;
(i)Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;
(j)no event shall have occurred since December 31, 2013 that has had or could reasonably be expected to have, a Material Adverse Effect;
(k)Borrower shall have paid all fees required to be paid pursuant to the Agreement or the Fee Letter;
(l)Agent shall have received, as shall be satisfied with its review of, UCC, tax, judgment, ERISA and intellectual property searches of each Loan Party; and
(m)all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 4.1(b)

Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
Essex Holdings, LLC	Essex Rental Corp.	Class B Units	100%	0%
Essex Holdings, LLC	Ronald Schad	Class A Units	100%	0%
Essex Crane Rental Corp.	Essex Holdings, LLC	2	100%	100%

Schedule 4.1(c)

Direct Subsidiaries

See Schedule 4.1(b)

Schedule 4.1(d)

Subscriptions, Options, Warrants, Calls

None

Schedule 4.6

Litigation

None

Schedule 4.10

ERISA Matters

Essex Crane Rental Corp.

1.	Title IV Plans

None

2.	Multiemployer Plans (Trade Unions) - Certain employees are members of trade unions in certain locations.

Wages, fringe benefits, healthcare and pension benefits agreement with Union Local 101, Kansas City, MO (1 employee)

Wages, fringe benefits, healthcare and pension benefits agreement with Union Local 925, Florida (2 employee)

Wages, fringe benefits, healthcare and pension benefits agreement with Union Local 673, Florida (1 employee)

3.	Material Benefit Plans

Essex Crane Rental Corp. Group Health and Welfare Plan (Blue Cross/Blue Shield of Alabama)

Essex Rental Corp. 401(k) Plan (Prudential)

Essex Rental Corp. Vision Plan (VSP)

Essex Rental Corp. Dental Plan (Assurant)

Essex Crane Rental Corp. Short-term Disability, long term disability and life insurance benefits (Assurant)

Essex Holdings, LLC

1.	Title IV Plans

None

2.	Multiemployer Plans

None

3.	Material Benefit Plans

None

Schedule 4.11

Environmental Matters
Those matters described in:

1.)	The Preliminary Inspection Report by the Alabama Department of Environmental Management, dated as of March 13, 2007.

2.)
The Compliance Plan attached to the Compliance Agreement by and among Essex Holdings, LLC ("Holdings"), KCP Services, LLC, the member of Holdings, Essex Crane Rental Corp. and Hyde Park Acquisition Corp.

3.)
The Recognized Environmental Conditions, DeMinimis Environmental Conditions, and the Non-Compliance Issues set forth in the January 2008 draft Phase I Environmental Site Assessment Report and Limited Compliance Review prepared by Bradburne, Briller & Johnson LLC for the facilities at:

(a)	Alabaster, Alabama

(b)	Fontana, California

(c)	Longmont, Colorado

(d)	Tampa, Florida

(e)	Carlisle, Pennsylvania

(f)	Arcola, Texas

(g)	Rochester, Washington

(h)	Bauxite, Arkansas

(i)	Anderson, California

(j)	Stockton, California

(k)	Port Allen, Texas

(l)	St. Louis, Missouri

(m)	Thorofare, New Jersey

(n)	Manitowoc, Wisconsin

4.)	The matters described in the October 17, 2008 Compliance Reports prepared by Conestoga-Rovers & Associated for the facilities at:

(a)	Alabaster, Alabama

(b)	Fontana, California

(c)	Longmont, Colorado

(d)	Tampa, Florida

(e)	Carlisle, Pennsylvania

(f)	Arcola, Texas

(g)	Rochester, Washington

5.)	The matters described in the October 23, 2008 letter to Conestoga-Rovers & Associates prepared by Bradburne, Briller & Johnson LLC for the facilities at:

(a)	Alabaster, Alabama

(b)	Fontana, California

(c)	Longmont, Colorado

(d)	Tampa, Florida

(e)	Carlisle, Pennsylvania

(f)	Arcola, Texas

(g)	Rochester, Washington

6.	The air regulations/permitting matters described in the October 23, 2008 letter to Conestoga-Rovers & Associates prepared by Bradburne, Briller & Johnson LLC for the facilities at:

(a)	Alabaster, Alabama

(b)	Fontana, California

(c)	Longmont, Colorado

(d)	Tampa, Florida

(e)	Carlisle, Pennsylvania

(f)	Arcola, Texas

(g)	Rochester, Washington

7.	The August 12, 2008 County of San Bernardino (California) Stormwater Program Inspection Report.

8.	The September 9, 2008 letter from Hillsborough County (Florida) Environmental Protection Commission.

9.	The April 3, 2008 notice of violation letter from the Alabama Department of Environmental Management.

10.
The areas described and the Analytical Results presented in the Focused Site Investigation and Removal Program reports prepared by Conestoga-Rovers & Associates, dated as indicated below for the facilities at:

(a)	Alabaster, Alabama (September 5, 2008)

(b)	Fontana, California (September 5, 2008)

(c)	Longmont, Colorado (September 5, 2008)

(d)	Tampa, Florida (September 5, 2008)

(e)	Carlisle, Pennsylvania (August 27, 2008)

(f)	Arcola, Texas (September 5, 2008)

(g)	Rochester, Washington (August 27, 2008)

11.)	The Areas described and Analytical Results presented in the October 6, 2008 letter from Essex Crane Rental Corp. to the Hillsborough County (Florida) Environmental Protection Commission.

12.)	Letter from American Environmental Ecology, Inc. to the Alabama Department of Environmental Management, dated as of Marcy 20, 2007.

Note: All of the issues described above were addressed and resolved subsequent to Essex Rental Corp.'s acquisition of Holdings, LLC in October 2008

Schedule 4.14

Permitted Indebtedness

Capital lease dated May 14, 2009 with Wells Fargo Capital Finance for 2 2005 Daewoo Forklifts

48 monthly payments of $640.98 per month

Schedule 4.24

Chief Executive Officers; Business and Collateral Locations

Loan Party	Address (indicate if Chief Executive Office)	County	State	Description of Collateral	Owner/Lessor
Essex Holdings, LLC	1110 W. Lake Cook Road Suite 220 Buffalo Grove, IL 60089 (Chief Executive Office)	Lake	IL	Books and Records	Hamilton Partners 300 Park Blvd. Suite 500 Itasca, IL 60143
Essex Crane Rental Corp.	1110 W. Lake Cook Road Suite 220 Buffalo Grove, IL 60089 (Chief Executive Office)	Lake	IL	Books and Records	Hamilton Partners 300 Park Blvd. Suite 500 Itasca, IL 60143
Essex Crane Rental Corp.	2039 Fulton Springs Road Alabaster, AL 35007-5378	Shelby	AL	Books, Records, Equipment, Spare Parts	Owned
Essex Crane Rental Corp.	5315 Causeway Blvd. Tampa, FL 33619-6123	Hillsborough	FL	Books, Records, Equipment, Spare Parts	Owned
Essex Crane Rental Corp.	303 Peach Lane Arcola, TX 77583-7459	Fort Bend	TX	Books, Records, Equipment, Spare Parts	Owned
Essex Crane Rental Corp.	15060 Ceres Ave. Fontana, CA 92335	San Bernardino	CA	Books, Records, Equipment, Spare Parts	Hugh & Agnes Davenport PO Box 371 Etiwanda, CA 91739
Essex Crane Rental Corp.	1072 Harrisburg Pike, HWY US 11 Carlisle, PA 17013	Cumberland	PA	Books, Records, Equipment, Spare Parts	Daily Express 1072 Harrisburg Pike, HWY US 11 Carlisle, PA 17013
Essex Crane Rental Corp.	6048 193rd Ave. S.W. Rochester, WA 68579-9230	Thurston	WA	Books, Records, Equipment, Spare Parts	Complete Field Service 6048 193rd Ave. SW Rochester, WA 68579-9230
Essex Crane Rental Corp.	33130 Lone Star Road Paola, KS 66071	Miami	KS	Equipment	K Properties (Debrick Truck Line Co.) 33130 Lone Star Road Paola, KS 66071
Essex Crane Rental Corp.	2402 Manitowoc Drive Manitowoc, WI 54220	Manitowoc	WI	Equipment	The Manitowoc Company 2402 Manitowoc Drive, Manitowoc, WI 54220

Schedule 4.29

Material Contracts

Lease No	Equipment Code	Start Date
LS/005502	LA-L-1916108	03/21/2012
LS/005501	LC-L-135053	03/21/2012
LS/005518	LC-M-2251003	04/30/2012
LS/005483	LC-M-141060	03/12/2012
LS/005437	RA-M-10276	11/28/2011
LS/005488	RA-M-10128	03/20/2012
LS/005487	LC-M-41661	03/20/2012
LS/005609	LC-L-135063	08/09/2012
LS/005646	LC-M-413064	10/29/2012
LS/005641	LC-M-8881056	10/01/2012
LS/005674	LC-M-41371	12/04/2012
LS/005647	RA-M-10202	10/29/2012
LS/005620	LA-M-8885097	09/07/2012
LS/005619	LC-M-8881039	09/07/2012
LS/005638	LC-L-133060	10/08/2012
LS/005621	LC-M-141032	09/07/2012
LS/001385	LC-M-40542	02/27/2002
LS/001373	LC-M-40648	02/11/2002
LS/004084	LC-M-40704	12/17/2008
LS/003733	LC-M-41348	01/15/2008
LS/001034	LC-M-395081	12/06/2001
LS/001032	LC-M-40445	12/18/2001
LS/001350	LC-M-40280	02/13/2002
LS/001035	LC-M-395235	12/13/2001
LS/004272	LC-M-41301	11/13/2009
LS/005239	LC-M-41634	01/25/2011
LS/005331	LC-M-41406	08/23/2011
LS/005172	LA-L-1916109	09/09/2010
LS/005171	LC-L-135016	09/09/2010
LS/005219	LC-M-395178	09/13/2011
LS/005198	LC-M-41124	10/08/2010
LS/005678	LC-M-7771104	01/21/2013
LS/005860	JA-L-906101	11/16/2013
LS/005859	LC-L-138027	11/16/2013
LS/005867	LC-M-41566	11/13/2013
LS/005866	lc-m-395179	11/20/2013
LS/005854	LC-M-41329	12/02/2013
LS/005849	LC-M-41503	11/18/2013
LS/005858	LC-L-184521	11/04/2013
LS/005856	LC-M-8881170	12/17/2013
LS/005878	LA-L-1916105	11/22/2013
LS/005883	LC-M-8881002	01/07/2014
LS/005872	LC-L-135050	11/18/2013

LS/005876	LC-M-7771049	11/20/2013
LS/005873	LC-L-135054	11/19/2013
LS/005848	LC-M-40628	11/04/2013
LS/005828	LC-M-7771055	09/09/2013
LS/005825	LC-M-7771009	08/25/2013
LS/005834	RA-M-8886003	01/10/2014
LS/005829	LC-M-41464	09/23/2013
LS/005815	LC-M-7771034	08/13/2013
LS/005814	LC-M-40537	08/26/2013
LS/005824	LC-M-41692	09/30/2013
LS/005816	LC-L-133055	09/09/2013
LS/005844	LC-M-41275	10/15/2013
LS/005843	LC-L-135089	10/21/2013
LS/005836	RA-M-8886002	01/27/2014
LS/005835	LC-M-8881037	01/30/2014
LS/005839	LC-L-135030	10/26/2013
LS/005837	LC-M-8881181	01/09/2014
LS/005913	LC-M-7771044	02/25/2014
LS/005912	LC-M-8881008	03/03/2014
LS/005920	LC-M-8881058	02/24/2014
LS/005914	LC-M-7771053	03/06/2014
LS/005907	LC-L-138029	02/17/2014
LS/005906	LC-M-41201	03/31/2014
LS/005910	LC-M-7771003	02/18/2014
LS/005908	LC-M-41253	02/24/2014
LS/005929	LC-M-7771041	03/20/2014
LS/005928	LC-M-2251015	03/14/2014
LS/005933	LC-M-141053	03/25/2014
LS/005930	LC-L-138020	03/24/2014
LS/005923	LC-M-40566	03/03/2014
LS/005922	LC-M-7771061	03/05/2014
LS/005927	LC-M-141105	03/17/2014
LS/005925	LC-M-7771062	03/05/2014
LS/005904	LC-L-135052	01/25/2014
LS/005892	LC-M-161112	03/14/2014
LS/005891	LA-M-165050	01/06/2014
LS/005894	LA-L-2316101	01/07/2014
LS/005893	LC-L-138031	01/06/2014
LS/005885	LC-M-8881029	01/06/2014
LS/005884	LA-M-7775003	12/13/2013
LS/005890	LC-M-161118	01/07/2014
LS/005886	LC-L-184523	01/06/2014
LS/005901	LC-L-135013	02/14/2014
LS/005900	LC-M-41463	02/10/2014
LS/005903	LC-M-8881024	01/31/2014
LS/005902	LC-L-135029	03/10/2014
LS/005896	LC-M-2251162	02/01/2014
LS/005895	LC-M-8881052	01/21/2014

LS/005899	LC-M-9991044	01/29/2014
LS/005897	LC-M-2251093	01/30/2014
LS/005813	LA-M-8885901	08/31/2013
LS/005781	LC-M-161090	08/26/2013
LS/005782	LA-M-165013	08/26/2013
LS/005778	LC-M-7771060	07/31/2013
LS/005811	LC-M-8881057	08/31/2013
LS/005810	LC-L-138025	08/21/2013
LS/005777	LC-M-395224	05/23/2013
LS/005790	LC-M-7771037	08/31/2013
LS/005801	LC-M-161061	07/30/2013
LS/005808	LC-M-7771023	07/26/2013
LS/005791	LC-M-7771038	09/09/2013
LS/005793	LC-M-7771033	06/28/2013
LS/005797	LA-M-8885018	06/27/2013
LS/005772	LC-M-41413	06/03/2013
LS/005698	LC-M-403212	03/18/2013
LS/005812	RA-M-8886001	08/31/2013
LS/005737	LC-L-133050	04/22/2013
LS/005760	LC-M-41589	04/30/2013
LS/005769	LC-L-184522	06/03/2013
LS/005926	LC-M-41590	03/31/2014
LS/005924	LC-M-8881023	05/15/2014
LS/005931	LC-M-395143	04/14/2014
LS/005956	LC-L-135051	04/28/2014
LS/005945	LA-M-7775009	04/12/2014
LS/005959	LC-M-395220	04/16/2014
LS/005957	LC-M-40467	04/22/2014
LS/005944	LC-M-7771107	04/12/2014
LS/005934	LC-L-133063	03/31/2014
LS/005942	LC-M-8881015	04/04/2014
LS/005941	LC-M-7771061	04/30/2014
LS/005917	LC-M-141116	04/01/2014
LS/005918	LC-M-7771037	04/14/2014

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies to each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, an unaudited consolidated and, if Borrower at any time hereafter has any Subsidiaries, consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder's equity covering Borrower's and its Subsidiaries' operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

as soon as available, but in any event within 105 days after the end of each of Borrower's fiscal years, consolidated and, if Borrower at any time hereafter has any Subsidiaries, consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) "going concern" or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity, and, if prepared, such accountants' letter to management), a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable, and a detailed calculation of Excess Cash Flow.

as soon as available, but in any event on or prior to the start of each of Borrower's fiscal years, copies of Borrower's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer's good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Holdings,	Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and any other filings made by Holdings with the SEC.
if and when available,	any other information that is provided by any Loan Party to its shareholders generally.
promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any Governmental Authority which involves Collateral having a value, individually or in the aggregate, of more than $100,000 or which, if adversely determined, would result in a Material Adverse Effect.

promptly after learning thereof,
notice of (i) Material Contract (other than an Equipment Lease) being terminated or amended or any new Material Contract (other than an Equipment Lease) being entered into (in which event such notice will be accompanied by a copy of the new Material Contract), (ii) any order, judgment, or decree in excess of $100,000 being entered against any Loan Party or any of its Subsidiaries, or any of their properties or assets, (iii) any notification of a violation of laws or regulations received by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, or (iv) the occurrence of a Notification Event.

upon the request of Agent.	any other information reasonably requested relating to the financial condition of Loan Parties or their Subsidiaries.

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Daily
(a)an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,
(b)notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower's Accounts, and
(c)copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time.

Monthly (no later than the 10th day of each month), so long as Excess Availability for the prior month is less than 10% of the Maximum Revolver Amount or an Event of Default exists, then weekly
(d)an executed Borrowing Base Certificate,
(e)a detailed aging, by total, of Borrower's Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),
(f)a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting,
(g)(i) listings of Equipment For Lease by category (e.g. "on rent", "ready to rent", "in service" and "down") and location of the underlying Equipment For Lease, (ii) a utilization schedule and summary relating to the Equipment For Lease based on the "new days method", (iii) a current listing of all Equipment Leases, (iv) originals of all new written Equipment Leases and all amendments to or modifications of any existing written Equipment Leases in each case entered into since the last monthly report, together with applicable certificates of insurance, (v) copies of all default notices given, or termination notices given or received, under each Equipment Lease since the last monthly report and (vi) a listing by location of all "hold-store-loadout" Equipment For Lease, showing any amounts payable by Borrower to the Person storing such Equipment For Lease,
(h)a detailed calculation of Equipment categories that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting,
(i)a summary aging, by vendor, of Borrower's accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks, and
(j)a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrower's general ledger.

Monthly (no later than the 30th day of each month)	(k)a reconciliation of Accounts and trade accounts payable, of Borrower's general ledger accounts to its monthly financial statements including any book reserves related to each category.
Quarterly	(l)a report regarding each Loan Party and its Subsidiaries' accrued, but unpaid, ad valorem taxes, and (m)a Perfection Certificate or a supplement to the Perfection Certificate, as applicable.
Annually	(n)a detailed list of Borrower's customers, with address and contact information.
Upon request by Agent
(o)(i) reports on fixed assets (other than Equipment and Equipment For Lease), (ii) spare parts Inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (iii) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (iv) copies of shipping and delivery documents and (v) copies of purchase orders, invoices and delivery documents for Inventory, Equipment and Equipment For Lease acquired by Borrower, and
(p)such other reports as to the Collateral or the financial condition of the Loan Parties and their Subsidiaries, as Agent may reasonably request.

Schedule 6.5

Nature of Business

Rental and servicing of heavy lift construction equipment to the commercial, residential and industrial construction industries.